UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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ON Semiconductor Corporation

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Keith D. Jackson

President and

Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders:

The Annual Meeting of Stockholders of ON Semiconductor Corporation will be held at our principal offices located at 5005 East McDowell Road, Phoenix, Arizona 85008 on Wednesday, May 11, 2011 at 8:30 a.m., local time, for the following purposes:

1. To elect two Class III Directors each for a three-year term expiring at the Annual Meeting of Stockholders to be held in 2014 or until his successor has been duly elected and qualified, or until the earlier of his death, resignation or removal;

2. To hold an advisory vote on executive compensation;

3. To hold an advisory vote on the frequency of future advisory votes on executive compensation;

4. To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the current year; and

5. To transact such other business as may properly come before the meeting and any adjournment or postponement of the meeting.

The Board of Directors has fixed the close of business on March 29, 2011, as the record date for determination of stockholders entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement thereof. For ten days prior to the Annual Meeting, a list of stockholders entitled to vote at the Annual Meeting will be available for inspection in the offices of ON Semiconductor Corporation, Law Department, 5005 E. McDowell Road, Phoenix, Arizona 85008 between the hours of 8:30 a.m. and 5:00 p.m., local time, each weekday. Such list will also be available at the Annual Meeting.

Your vote is very important to us. Please vote as soon as possible by signing, dating and returning the proxy card in the enclosed postage-paid envelope or you may vote by internet, telephone or in person as described in the enclosed proxy statement.

Sincerely yours,

April 1, 2011

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

STOCKHOLDERS MEETING TO BE HELD ON MAY 11, 2011.

The Company’s Proxy Statement for the 2011 Annual Meeting of Stockholders and its

Annual Report to Stockholders for the fiscal year ended December 31, 2010 are available at

www.onsemi.com/annualdocs.

i

(continued)

ii

ON SEMICONDUCTOR CORPORATION

5005 E. McDowell Road

Phoenix, Arizona 85008

PROXY STATEMENT

This statement and the accompanying notice and proxy card are furnished in connection with the solicitation by the Board of Directors (“Board”) of ON Semiconductor Corporation (“we” or the “Company”) of proxies to be used at its annual meeting of stockholders to be held on Wednesday, May 11, 2011 at 8:30 a.m., local time, at our principal offices located at 5005 East McDowell Road, Phoenix, Arizona 85008 and at any adjournment or postponement thereof (“Annual Meeting”). Directions for attending the Annual Meeting may be found on our website at www.onsemi.com. This statement and the accompanying notice and proxy card are first being mailed to stockholders on or about April 1, 2011.

Whether or not you plan to attend the Annual Meeting, the Board encourages you to vote your shares as more fully described in the proxy card and below.

If you are the “record holder” of your shares, meaning that you hold the shares in your own name and not through a bank or brokerage firm, you may vote in one of four ways:

Vote by internet. The website address for internet voting is on your proxy card. Internet voting is available 24 hours a day;

Vote by telephone. The toll-free number for telephone voting is on your proxy card. Telephone voting is available 24 hours a day;

Vote by mail. Mark, date, sign and mail promptly the enclosed proxy card (a postage-paid envelope is provided for mailing in the United States); or

Vote in person. You may vote in person if you or your validly designated proxy attends the Annual Meeting.

If the shares you own are held in “street name” by a bank or brokerage firm, the bank or brokerage firm, as the record owner, will vote your shares according to your instructions. You will need to follow the directions your bank or brokerage firm provides you.

All shares represented by valid proxies will be voted as specified. If no specification is made, the proxies will be voted according to the Board’s recommendations below:

	Proposal	Board Recommendation
1.

Election of two Class III Directors each for a three-year term expiring at the annual meeting of the Company’s stockholders to be held in 2014 or until his successor has been duly elected and qualified, or until the earlier of his death, resignation or removal

FOR
2.	Advisory vote on executive compensation	FOR
3.	Advisory vote on the frequency of future advisory votes on executive compensation	Annual
4.	Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the current year	FOR

We are not aware of any other matters that will be brought before the stockholders for a vote. If other matters properly come before the Annual Meeting, all shares validly represented by proxies will be voted in accordance with the discretion of the appointed proxies.

Record Date and Quorum

The Board has fixed the close of business on March 29, 2011, as the record date for determination of stockholders entitled to notice of and to vote at the Annual Meeting. As of the record date, there were 444,190,855 shares of our common stock outstanding and entitled to vote at the Annual Meeting.

The presence, in person or by proxy, of holders of a majority of the shares entitled to vote at the Annual Meeting will constitute a quorum. Abstentions, withheld votes and broker non-votes are included in determining whether a quorum is present for the meeting. Abstentions include shares present in person but not voting and shares represented by proxy but with respect to which the holder has abstained. Broker non-votes occur when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power on that item and has not received instructions from the beneficial owner. Although brokers have discretionary power to vote your shares with respect to “routine” matters, they do not have discretionary power to vote your shares on “non-routine” matters. As discussed in more detail below, we believe the following proposals will be considered non-routine and therefore your broker will not be able to vote your shares with respect to these proposals unless the broker receives appropriate instructions from you: Proposal No. 1 (Election of Directors), Proposal No. 2 (Advisory Vote on Executive Compensation), and Proposal No. 3 (Advisory Vote on the Frequency of Future Advisory Votes on Executive Compensation). Broker non-votes will not be counted as either votes cast for or against a matter, but will be counted for purposes of determining a quorum for the meeting.

Required Vote

With respect to Proposal No. 1 (Election of Directors), a plurality of the votes at the Annual Meeting is required for the election of Directors. The two Director-nominees receiving the highest number of votes will be elected. Abstentions and broker non-votes are not treated as votes cast and, therefore, will have no effect on Proposal No. 1.

The affirmative vote of a majority of the votes duly cast on that item at the Annual Meeting is required to approve Proposal No. 2 (Advisory Vote on Executive Compensation) and Proposal No. 4 (Ratification of Appointment of Independent Registered Public Accounting Firm). Abstentions and broker non-votes, as applicable, are not treated as votes cast and, therefore, will have no effect on Proposal Nos. 2 and 4. The option of one year, two years or three years that receives the highest number of votes cast by stockholders will be the frequency selected by stockholders for Proposal No. 3 (Advisory Vote on the Frequency of Future Advisory Votes on Executive Compensation). Abstentions and broker non-votes will have no effect on Proposal No. 3.

Changes to exchange rules eliminated broker discretionary voting with respect to the election of directors. Therefore, your broker is NOT able to vote on your behalf in any director election without specific voting instructions from you. In addition, your broker is not able to vote on your behalf on Proposal Nos. 2 and 3. Accordingly, we encourage you to vote your shares on Proposals Nos. 1, 2 and 3, as well as Proposal No. 4, either by returning your proxy by internet, mail or telephone so that your shares will be voted at the meeting if you cannot attend in person.

Revocation of Proxies

You may revoke your proxy at any time before it is exercised by submitting to our Secretary a written notice of revocation or a properly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person.

MANAGEMENT PROPOSALS

Proposal No. 1:

Election of Directors

The Board is currently divided into three classes of Directors. Directors hold office for staggered terms of three years or until their successors are duly elected and qualified, or until the earlier of their death, resignation or removal. One of the three classes is elected each year to succeed the Directors whose terms are expiring. Class III Directors will be elected at the Annual Meeting to serve for a term expiring at the annual meeting in the year 2014. Francis P. Barton, who is a current Class III Director, has given notice to the Company that, for personal reasons, he will not stand for re-election at the 2011 Annual Meeting. Each of the nominees has agreed to serve as a director if elected by the stockholders. The Class I Directors’ terms will expire in 2012. The Class II Directors’ terms will expire in 2013.

The Board has determined that a majority of our Board is independent according to the applicable rules of the Securities and Exchange Commission (“Commission”) and the listing standards of the NASDAQ Global Select Market (“NASDAQ”), including each of the following current Directors and nominees: J. Daniel McCranie, Atsushi Abe, Francis P. Barton, Curtis J. Crawford, Ph.D., Emmanuel T. Hernandez, Phillip D. Hester, Daryl A. Ostrander, and Robert H. Smith.

Transactions Considered in Independence Determinations. Consistent with NASDAQ listing standards, in making its independence determinations, the Board considered transactions occurring since the beginning of 2008 between the Company and entities associated with the independent directors or members of their immediate family. The Board determined that no “categorical” bars to independence under NASDAQ listing standards applied to any of the non-employee directors. In making its determination that no relationships exist that, in the opinion of the Board, would impair the director’s independence, the Board considered the following transactions, relationships or arrangements: (i) the transactions, relationships or arrangements under the headings “Relationships and Related Transactions — Related Party Transactions” and “Management Proposals — Proposal 1: Election of Directors” included in our annual meeting proxy statements filed with the Commission on April 9, 2010 and April 10, 2009 and (ii) the associations certain of our non-employee Directors have with other companies in the semiconductor industry, as disclosed in their biographies and discussed further below.

In connection with clause (ii) above, in making independence determinations, the Board considered a category of transactions occurring since 2008 which involved the Company doing business with a company in our industry that has a Company non-employee director serving in a board or management position.1 In each instance, the amounts paid to and received from each company (and ON Semiconductor) were significantly below the “categorical” bar to independence set forth in the NASDAQ

1 In situations where the Company non-employee director’s interest was only related to his service as a director of the other company, Item 404 of Regulation S-K explicitly provides that a direct or indirect material interest does not exist for such director. In each other transaction where a determination was required, the Company non-employee director was determined not to have a direct or indirect material interest that would require disclosure under Item 404 of Regulation S-K as a “related party transaction.” Such determination included a consideration of any equity (or derivative rights) owned by the Company’s non-employee director in such other company.

listing standards, which uses a threshold of 5% of consolidated revenues of such entity. With the exception of the transaction with Cypress Semiconductor Corporation (“Cypress Semiconductor”), each of the below commercial relationships were in the ordinary course of business for ON Semiconductor and the other companies involved and were on terms and conditions available to similarly situated customers and suppliers. In particular, the Board considered the following transactions and relationships with respect to the independence of certain non-employee directors:

•

With respect to the independence of Mr. McCranie and Mr. Smith, the Board considered the Company’s continued activity with Virage Logic Corporation (“Virage Logic”) relating primarily to the purchase of new licenses and the payment of maintenance, renewal and royalty fees under license agreements between the Company and Virage Logic and between AMIS Holdings, Inc. (“AMI”) and Virage Logic (prior to the Company’s acquisition of AMI). Mr. McCranie was the President and Chief Executive Officer of Virage Logic from January 2007 to October 2008, was a director of Virage Logic from January 2007 until Virage Logic was purchased by Synopsys, Inc. (“Synopsys”) in September 2010, and served as the Executive Chairman of Virage Logic from October 2008 until Virage Logic was purchased by Synopsys in September 2010. Mr. Smith was a director of Virage Logic before its acquisition by Synopsys in 2010, and served in that position since 2003.

•

With respect to the independence of Mr. Hester, the Board considered sales to and purchases of supplies by National Instruments Corporation (“NIC”). Since December 2009, Mr. Hester has been the Senior Vice President of Research and Development of NIC.

•

Additionally, on December 22, 2008, the Company entered into a consulting agreement with Mr. Hester, which was later amended on April 22, 2009. Under the agreement, Mr. Hester provided research and development process related consulting services to the Company, on an hourly fee for service basis, starting on January 5, 2009 and ending on April 30, 2009.

•

With respect to the independence of Mr. Hernandez, the Board considered that Mr. Hernandez joined the Board of Directors of MEMC Electronic Materials, Inc. (“MEMC”) in May 2009. The Company purchases primarily silicon wafers and polysilicon from MEMC.

•

With respect to the independence of Mr. McCranie, the Board considered the purchase of the CMOS image sensor business unit from Cypress Semiconductor in February 2011. Mr. McCranie is a director of Cypress Semiconductor.

•

Additionally, with respect to the independence of Mr. McCranie, the Board also considered the sales of die and engineering services to Freescale Semiconductor Holdings I, Ltd. (“Freescale Semiconductor”). Mr. McCranie became a director of Freescale Semiconductor in March 2011.

Unless you withhold your vote or indicate otherwise on your proxy card, and except in a case of a broker non-vote, proxies will be voted FOR the election of the nominees. The Board has no reason to believe that any of the following nominees will be unable to serve. If, however, any one of them should become unavailable, the Board may reduce the size of the Board or designate a substitute nominee. If the Board designates a substitute, shares represented by proxies will be voted for the substitute nominee.

Set forth below is information concerning our nominees and other directors, including their business experience and public company directorships for the past five years.

In each biography below, we describe certain of the experiences, qualifications, attributes or skills that caused the Board to determine that the person should serve as a director of the Company as of the date of this proxy statement. In addition to the specific qualifications described below, we believe that each director has the integrity, honesty and adherence to high ethical standards necessary to set the “tone at the top” for our Company. Each is possessed of the business acumen and sound judgment that we believe are required for the proper functioning of our Board. Most of our directors also have significant other public company board experience that broadens their knowledge of board processes, issues and solutions.

In Proposal No. 1, you are asked to vote for each of the nominees for Class III directors listed below.

Class III — Current Terms Expiring in 2011

Keith D. Jackson, 55. Mr. Jackson was elected as a Director and appointed as President and Chief Executive Officer of ON Semiconductor Corporation in November 2002. Mr. Jackson has over 30 years of semiconductor industry experience. Before joining ON Semiconductor, he was with Fairchild Semiconductor Corporation, serving as Executive Vice President and General Manager, Analog, Mixed Signal, and Configurable Products Groups beginning in 1998, and, more recently, was head of its Integrated Circuits Group. From 1996 to 1998, he served as President and a member of the board of directors of Tritech Microelectronics in Singapore, a manufacturer of analog and mixed signal products. From 1986 to 1996, Mr. Jackson worked for National Semiconductor Corporation, most recently as Vice President and General Manager of the Analog and Mixed Signal division. He also held various positions at Texas Instruments Incorporated, including engineering and management positions, from 1973 to 1986. Mr. Jackson has served on the board of directors of the Semiconductor Industry Association since 2008.

Mr. Jackson is our chief executive officer and as such, offers the Board his extensive experience in the semiconductor industry and intimate and detailed understanding of the day to day workings of our Company and the issues that it faces.

Phillip D. Hester, 55. Mr. Hester has served as a director of ON Semiconductor Corporation since August 2006. In December 2009, Mr. Hester was appointed as the Senior Vice President of Research and Development at NIC where he was an independent technology consultant from April 2008 to December 2009. From 2005 to April 2008, he served as the Chief Technology Officer at Advanced Micro Devices, Inc. (“AMD”). From approximately mid-2006 to April 2008, Mr. Hester had also been a Senior Vice President of AMD. From September 2005 to approximately mid-2006, Mr. Hester was a Vice President of AMD. In his positions with AMD, Mr. Hester was responsible for, among other things, setting the architectural and product strategies and plans for AMD’s microprocessor business. He also chaired the AMD Technology Council. Mr. Hester was a co-founder of Newisys, which is now a Sanmina-SCI company. From July 2000 to September 2005, Mr. Hester was the Chief Executive Officer of Newisys. Prior to July 2000, Mr. Hester spent 23 years at IBM serving in a variety of key leadership and executive technical roles. While at IBM, Mr. Hester led a number of system technology development efforts, including the RS/6000, and served as one of 15 members of the IBM Corporate Technology Council. Mr. Hester has over 30 years of system design and enterprise computing experience.

Mr. Hester has extensive experience in the semiconductor industry, including with technological issues, strategies, and design. He also has had management experience as a chief technology officer and as a chief executive officer.

Required Vote.    The two Class III Director-nominees receiving the highest number of votes will be elected. Abstentions and broker non-votes are not treated as votes cast and, therefore, will have no effect on the proposal to elect Directors.

The Board of Directors recommends a vote “for” approval of Proposal No. 1.

Class III Director Not Standing for Re-election — Francis P. Barton

As noted above, Mr. Barton has given the Company notice that, for personal reasons, he will not stand for re-election at the 2011 Annual Meeting. Mr. Barton will continue as a Director until that date.

Francis P. Barton, 64. Mr. Barton has served as a director of ON Semiconductor Corporation since February 2008. From September 2005, Mr. Barton served as the Executive Vice President and Chief Financial Officer of UTStarcom, Inc., where he had been instrumental in overseeing UTStarcom’s improvements to cost structure, balance sheet and cash-flow. He retired as Chief Financial Officer of UTStarcom in August 2008. Prior to joining UTStarcom in September 2005, Mr. Barton was the Executive Vice President and Chief Financial Officer of Atmel Corporation, where he was responsible for the semiconductor company’s finance and administration. Mr. Barton was the Senior Vice President and Chief Financial Officer at AMD from 1998 to 2000. Prior to that he was Vice President and Chief Financial Officer at Amdahl Corporation where he worked from 1996 to 1998. Mr. Barton worked at Digital Equipment Corporation in Maynard, Massachusetts, from 1974 to 1996 — beginning as a financial analyst and moving his way up through various financial roles to Vice President and Chief Financial Officer of the company’s personal computer division. Mr. Barton served on the board of directors of UTStarcom, Inc. until August 2008 when he retired from the board.

Mr. Barton has extensive experience in the semiconductor industry. In addition, through his experience as a chief financial officer of two publicly held semiconductor companies, Mr. Barton has significant management experience and relevant knowledge of financial statement preparation and regulatory compliance.

The individuals listed below are also presently serving as Directors.

Class I — Current Terms Expiring in 2012

Atsushi Abe, 57. Mr. Abe has served as a director of ON Semiconductor Corporation since February 2011. From December 2009 to the present, Mr. Abe has served as the managing partner of Sangyo Sosei Advisory Inc., a technology, media and telecommunication industry focused M&A advisory firm. From August 2004 to March 2009, he served as a partner at Unitas Capital (formerly CCMP Capital Asia and JP Morgan Partners Asia) and was responsible for investments in Japan and in technology companies generally. From August 1998 until July 2004, Mr. Abe worked for Deutsche Bank Group in San Francisco and in Tokyo as a managing director and held leadership positions including head of Global Corporate Finance in Japan, head of Global Semiconductor Investment Banking and head of TMT Investment Banking in Asia. From December 1992 through July 1998, Mr. Abe worked as a managing director for Alex Brown & Sons, Inc. in San Francisco and Tokyo, which was subsequently acquired by Deutsche Bank Group. Prior to joining Alex Brown & Sons, Inc., Mr. Abe spent over 14 years at Mitsui & Co., Ltd. where he held various management positions in the Industrial Electronics Division and Principal Investment Unit. Mr. Abe has served on the board of Edwards Group Limited, an UK based vacuum technology company, from May 2007 through October 2009.

Mr. Abe has extensive experience in the investment banking and private equity industry, particularly in the area of technology. Mr. Abe’s experience in M&A as well as in capital markets transactions provides valuable knowledge and perspective in financial transactions and negotiations. In addition, his familiarity with technology companies and businesses throughout Asia, including Japan, offers the Board unique insight.

Curtis J. Crawford, Ph.D., 63. Dr. Crawford has served as a director of ON Semiconductor Corporation since September 1999. Dr. Crawford served as ON Semiconductor’s Chairman of the Board from

September 1999 until his resignation from that position in April 2002. Dr. Crawford is Founder, President and Chief Executive Officer of XCEO, Inc., a consulting firm specializing in leadership and corporate governance that provides mentoring and support for executives. Prior to founding XCEO, Inc., he was the President and Chief Executive Officer of Onix Microsystems, Inc., a developer and manufacturer of optically transparent switches for communication networks, from February 2002 to April 2003. From 1999 to March 2001, he was Chairman, and from 1998 to March 2001, he was President and Chief Executive Officer of Zilog, Inc., a semiconductor design, manufacturing and marketing company. From 1997 to 1998, Dr. Crawford was Group President of the Microelectronics Group and President of the Intellectual Property division of Lucent Technologies. From 1995 to 1997, he was President of the Microelectronics Group. From 1993 to 1995, Dr. Crawford was President of AT&T Microelectronics, a business unit of AT&T Corporation. From 1991 to 1993, he held the position of Vice President and Co-Chief Executive Officer of AT&T Microelectronics. From 1988 to 1991, he held the position of Vice President, Sales, Service and Support for AT&T Computer Systems. Prior to 1988, he served in various sales, marketing and executive management positions at various divisions of IBM. Dr. Crawford currently serves as a member of the board of trustees of DePaul University and as a member of the boards of directors of ITT Corp. and E.I. du Pont de Nemours. In the past five years, Dr. Crawford has also served on the board of directors for Agilysys, Inc. Dr. Crawford is the author of three books on leadership and corporate governance.

Dr. Crawford is a long-time member of the Board with the resulting in-depth knowledge of the Company’s strengths and issues. He has extensive experience in the semiconductor industry. He not only has management and technology experience, including as a chief executive officer of a publicly held semiconductor company, but offers us his extensive knowledge of leadership and corporate governance.

Daryl A. Ostrander, 62. Mr. Ostrander has served as a director of ON Semiconductor Corporation since February 2009. Mr. Ostrander has 35 years of experience in the semiconductor industry with expertise in semiconductor manufacturing, semiconductor technology, and production implementation of new products. From 1981 to 2008, Mr. Ostrander was the Senior Vice President, Manufacturing and Technology for AMD, a global provider of microprocessor solutions for the computing, communications and consumer electronic markets. Since 2008, Mr. Ostrander has operated his own enterprise, Ostrander Holdings, LLC. On February 1, 2010, Mr. Ostrander became a director of RF Micron, Inc., a private startup company focused on the development of next generation Radio Frequency Identifier (RFID) micro chips for itemized tracking applications. On February 3, 2011, Mr. Ostrander became a member of the advisory board for Correlated Magnetics Research, LLC, a company focused on development of correlated magnetic structures and programmable magnet technology.

Mr. Ostrander has extensive experience in the semiconductor industry. In addition to his management experience in a publicly held semiconductor company and his entrepreneurial experience, his focus on manufacturing processes offers the Board a different viewpoint.

Robert H. Smith, 74. Mr. Smith has served as a director of ON Semiconductor Corporation since February 2005. Mr. Smith is a retired officer and director of Novellus Systems Inc., where he served as Executive Vice President, Finance and Administration, and Chief Financial Officer. Mr. Smith also served on the board of directors of Novellus until his retirement in 2002. In 1994, prior to joining Novellus, Mr. Smith was the Chairman of the board of directors for Micro Component Technology Inc., a semiconductor test-equipment manufacturer. From 1986 through 1990, Mr. Smith served as the President of Maxwell Graphics Inc. From 1982 through 1986, Mr. Smith was the Chief Financial Officer for Maxwell Communications of North America Corp. and R.R. Donnelley and Sons. He had previously held executive positions with Honeywell, Inc., Memorex Corporation and Control Data Corporation. Mr. Smith currently serves on the boards of directors of Cirrus Logic, Inc., PLX Technology, Inc., and Epicor Software Corporation. Mr. Smith previously served on the board of directors of Virage Logic.

Mr. Smith has extensive experience in a variety of industries, including the semiconductor industry, and has management experience in various roles. His experience as a chief financial officer of a publicly held company also provides valuable knowledge of financial statement preparation and regulatory compliance.

Class II — Current Terms Expiring in 2013

J. Daniel McCranie, 67. Mr. McCranie has served as the Chairman of the Board of Directors of ON Semiconductor Corporation since August 2002 and as a Director since November 2001. Mr. McCranie served as Executive Chairman of Virage Logic, a provider of application optimized semiconductor intellectual property platforms, from October 2008 until it was purchased by Synopsys in September 2010. Previously, Mr. McCranie served as President and Chief Executive Officer of Virage Logic from January 2007 to October 2008, Executive Chairman of Virage Logic from March 2006 to January 2007, and Chairman of the Board of Directors of Virage Logic from August 2003 to March 2006. Prior to joining Virage Logic, from 1993 until his retirement in 2001, Mr. McCranie was employed in various positions with Cypress Semiconductor, a supplier of diversified, broadline semiconductor products, focusing on the communications industry, lastly as its Executive Vice President, Marketing and Sales. From 1986 to 1993, Mr. McCranie was President, Chief Executive Officer and Chairman of SEEQ Technology, Inc., a manufacturer of semiconductor devices. Mr. McCranie currently serves on the board of directors of Cypress Semiconductor and Freescale Semiconductor. Within the last five years, Mr. McCranie also served on the boards of directors of Virage Logic and Actel Corporation, a designer and provider of field programmable gate arrays and programmable system chips.

Mr. McCranie has extensive experience in the semiconductor industry, including management experience as a chief executive officer of two publicly held semiconductor corporations, with the resulting knowledge and understanding of what such a position entails. As a long-time member of our Board, Mr. McCranie has gained a deep understanding of the Company’s strengths and issues.

Emmanuel T. Hernandez, 55. Mr. Hernandez has served as a director of ON Semiconductor Corporation since November 2002. From April 2005 to November 2008, Mr. Hernandez served as the Chief Financial Officer of SunPower Corporation. He retired as Chief Financial Officer of SunPower Corporation in November 2008, but continued in a transition role at SunPower Corporation until January 2009. Prior to April 2005, Mr. Hernandez served for more than 11 years as the Executive Vice President of Finance and Administration and Chief Financial Officer for Cypress Semiconductor, having joined that company in 1993 as its Corporate Controller. Prior to that, Mr. Hernandez held various financial positions with National Semiconductor Corporation from 1976 through 1993. Mr. Hernandez currently serves on the board of directors of Aruba Networks, MEMC Electronic Materials, Inc., EnStorage, Inc., a private company that develops flow battery/storage technology for the renewable energy industry, Soraa, Inc., a private company that is developing LED and laser technology, and is an operating partner for Khosla Ventures. In addition, in the past five years, Mr. Hernandez has also served on the board of directors of Integration Associates.

Mr. Hernandez has extensive experience in the semiconductor industry. In addition, through his experience as chief financial officer of both a publicly held semiconductor company and a publicly held solar company, Mr. Hernandez has significant management experience and relevant knowledge of financial statement preparation and regulatory compliance. As a long time member of our Board, Mr. Hernandez has gained a deep understanding of the Company’s strengths and issues.

Proposal No. 2:

Advisory Vote on Executive Compensation

As required by Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), we are asking for stockholder approval of the compensation of our Named Executive Officers (defined below under “Compensation of Executive Officers”). The Board of Directors recommends that stockholders approve such compensation by approving the following advisory resolution:

RESOLVED, that the stockholders of ON Semiconductor Corporation approve, on an advisory basis, the compensation of the Company’s Named Executive Officers identified in the Summary Compensation Table included in this proxy statement as such compensation is described pursuant to Item 402 of Regulation S-K in this proxy statement (which disclosure includes the Compensation Discussion and Analysis and the compensation tables and the accompanying footnotes and narratives under the heading “Compensation of Executive Officers” in this proxy statement).

The principal objective of our compensation programs is to attract, retain and motivate highly talented individuals who will deliver competitive financial returns to our stockholders in the short term while also accomplishing our long-term plans and goals. The Company seeks to accomplish this goal by rewarding performance, both individual and corporate, in a way that is aligned with the Company’s and stockholders’ short and long-term interests. Consistent with this philosophy, a significant portion of the total compensation opportunity for each of our Named Executive Officers is performance-based and dependent upon the Company’s achievement of specified financial goals. In fiscal 2010, the Company performed strongly, finishing the year with solid operating performance including record total revenues and gross margin. The Company believes that its executive compensation program satisfies the Company’s goals. We describe our compensation policies and programs in more detail below in this proxy statement, including in the Compensation Discussion & Analysis (“CD&A”).

As an advisory vote, this proposal is not binding upon the Company. However, the Compensation Committee, which is responsible for designing and administering the Company’s executive compensation program, values the opinions expressed by stockholders. If there are a significant number of negative votes, we will seek to understand the concerns that influenced the vote, and will consider whether any actions are necessary to address those concerns.

Required Vote.    The affirmative vote of a majority of the votes duly cast on this item is required to approve this proposal. Abstentions and broker non-votes are not treated as votes cast and, therefore, will have no effect on this proposal.

The Board of Directors recommends a vote “for” the advisory (non-binding) vote approving executive compensation in Proposal No. 2.

Proposal No. 3:

Advisory Vote on the Frequency of Future Advisory Votes on Executive Compensation

As described in Proposal No. 2 above, the Company’s stockholders are being asked to approve, on an advisory basis, the Company’s executive compensation program for its Named Executive Officers. Pursuant to Section 14A of the Exchange Act, this Proposal No. 3 asks stockholders to cast an advisory vote on how often we should include an advisory vote on executive compensation in proxy materials for future stockholder meetings where compensation disclosure is required. Under this Proposal No. 3, stockholders may vote to have such a vote every year, every two years or every three years.

The Board recommends a vote every year (annually). The Company’s executive officer compensation is designed with a long-term focus. However, the Board recognizes that executive compensation decisions are made annually and holding an annual advisory vote on executive compensation provides the Company with more direct and immediate feedback.

Stockholders should note that because the advisory vote on executive compensation will occur after the beginning of the compensation year, in many cases, it may not be appropriate or feasible to change our executive compensation program in connection with a particular year’s advisory vote on executive compensation.

The option of one year, two years or three years that receives the highest number of votes cast by stockholders will be the frequency for the advisory vote on executive compensation that has been selected by stockholders. Abstentions and broker non-votes will have no effect on this proposal. Although the advisory vote is non-binding, we will review the results of the vote and take them into account in making a determination concerning the frequency of advisory votes on executive compensation.

The Board recommends that stockholders select “one year” on Proposal No. 3 recommending the frequency of future advisory votes on executive compensation.

Proposal No. 4:

Ratification of Appointment of Independent Registered Public Accounting Firm

The Audit Committee of the Board has appointed PricewaterhouseCoopers LLP (“PricewaterhouseCoopers”) as the independent registered public accounting firm (i) to audit our consolidated financial statements for the year ending December 31, 2011 and (ii) to render other services as required of them, including to report on the effectiveness of our internal control over financial reporting as of December 31, 2011, and is seeking ratification by the stockholders of this appointment.

A representative of PricewaterhouseCoopers is expected to be present at the Annual Meeting. The representative will have an opportunity to make a statement if such representative desires to do so, and will be available to respond to appropriate questions by stockholders.

Stockholder ratification of the selection of PricewaterhouseCoopers as our independent registered public accounting firm is not required by our bylaws or otherwise. Nonetheless, the Audit Committee is submitting the selection of PricewaterhouseCoopers to the stockholders for ratification as a matter of good corporate practice and because the Audit Committee values stockholders’ views on our independent auditors.

If the stockholders fail to ratify the election, the Audit Committee will reconsider the appointment of PricewaterhouseCoopers. Even if the selection is ratified, the Audit Committee, in its discretion, may appoint a different independent registered public accounting firm at any time during the year if it determines that such an appointment would be in our best interest and the best interest of our stockholders.

Required Vote.    The affirmative vote of a majority of the votes duly cast on this item is required to approve this proposal. Abstentions are not treated as votes cast and, therefore, will have no effect on this proposal.

The Audit Committee and the Board of Directors recommend a vote “for”

approval of Proposal No. 4.

Audit and Related Fees

The Audit Committee reviews and approves audit and permissible non-audit services performed by PricewaterhouseCoopers, our independent registered public accounting firm, as well as the fees charged by PricewaterhouseCoopers for such services. In its review of non-audit services and fees and its appointment of PricewaterhouseCoopers as our independent registered public accounting firm, the Audit Committee considered whether the provision of such services is compatible with maintaining PricewaterhouseCoopers’ independence.

Fees Billed by PricewaterhouseCoopers. The table below sets forth the aggregate fees for audit and other services provided by PricewaterhouseCoopers for 2010 and 2009.

Fee Type	2010 (in millions)	2009 (in millions)
Audit Fees (1)	$2.5	$2.1
Audit Related Fees	$0.0	$0.0
Tax Fees (2)	$1.0	$0.5
All Other Fees	$0.0	$0.0

Total Fees	$3.5	$2.6

(1)

Includes fees billed or expected to be billed for each of 2010 and 2009 for professional services rendered in connection with the audit of our consolidated financial statements, limited reviews of our interim consolidated financial information, audits of the financial statements of certain of our subsidiaries and joint ventures, and assistance with securities offerings, including the review of related documents, preparation of comfort letters and issuance of consents.

(2)

Includes fees billed for each of 2010 and 2009 for professional services rendered in connection with the preparation of our federal and state income tax returns as well as the income tax returns of certain of our subsidiaries worldwide, tax planning, tax advice, assistance with mergers and acquisitions, consultations relating to transfer pricing, and expatriate tax preparation and consultation fees.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services. Under the Audit Committee charter, the Audit Committee must pre-approve all audit services and permitted non-auditing services (including the fees and terms thereof) to be performed by our independent registered public accounting firm, subject to the de minimus exceptions for non-audit services prescribed in the federal securities laws and regulations which are approved by the Audit Committee prior to the completion of the audit. The Audit Committee may delegate to one or more members of the Audit Committee authority to grant pre-approvals of audit and permitted non-audit services, provided that such decisions shall be presented to the full Audit Committee at its next scheduled meeting. During 2010 and

2009, all audit and permissible non-audit services were pre-approved by the Audit Committee pursuant to its charter.

The Audit Committee has determined that the provision of services described above is compatible with maintaining PricewaterhouseCoopers’ independence.

THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

The Board met 13 times last year and the committees, including any special committees, of the Board held a total of 28 meetings. Each director serving during 2010 attended at least 75% of the aggregate of all Board and applicable committee meetings held during 2010. We do not currently have a policy with regard to Directors’ attendance at the Annual Meeting of Stockholders; however, five Directors, Messrs. McCranie, Barton, Hernandez, Jackson and Smith attended the annual meeting of stockholders on May 18, 2010.

Committees of the Board

Our current Board standing committees and membership is as follows:

Corporate Governance and Nominating Committee	Audit Committee**	Compensation Committee	Executive Committee	Integration Oversight Committee***	Science and Technology Committee***
Curtis J. Crawford*	Emmanuel T. Hernandez*	Robert H. Smith*	J. Daniel McCranie*	Atsushi Abe*	Phillip D. Hester*
J. Daniel McCranie**	Francis P. Barton	Curtis J. Crawford	Curtis J. Crawford	Emmanuel T. Hernandez	J. Daniel McCranie
Phillip D. Hester	Curtis J. Crawford	J. Daniel McCranie	Phillip D. Hester	Daryl A. Ostrander	Daryl A. Ostrander
Daryl A. Ostrander	Robert H. Smith		Keith D. Jackson

*	Denotes the Chairman of such committee.

**

Mr. McCranie resigned as Chairman of the Corporate Governance and Nominating Committee on May 18, 2010, but remains as a member of the Committee. Mr. Crawford was appointed Chairman of the Corporate Governance and Nominating Committee effective May 19, 2010. Mr. McCranie also resigned as a member of the Audit Committee on May 18, 2010. As described above, for personal reasons, Mr. Barton has chosen not to stand for re-election at the 2011 Annual Meeting. He will remain as a Director and Audit Committee member until the 2011 Annual Meeting.

***	New Board committee established in February 2011.

Audit Committee.    The Audit Committee, established pursuant to Section 3(a)(58)(A) of the Exchange Act, has a formal written charter, a copy of which is available on our website at www.onsemi.com. The adequacy of this charter is reviewed at least annually.

Our Audit Committee has the specific purpose under its charter to:

•	monitor the integrity of our corporate accounting and financial reporting processes of the Company and the audits of the financial statements;

•	provide to the Board the results of its monitoring and recommendations derived therefrom;

•	outline to the Board changes made, or to be made, in internal accounting controls noted by the Audit Committee;

•	appoint, determine funding for, and oversee our independent registered public accounting firm;

•	review the independence, qualifications and performance of our internal and independent auditors;

•	oversee that management has the processes in place to assure our compliance with all applicable corporate policies, and legal and regulatory requirements; and

•

provide such additional information and materials as it may deem necessary to make the Board aware of significant matters relating to the responsibilities of the Audit Committee that require the Board’s attention.

Among other things, the Audit Committee has the specific authority and responsibility under its charter to:

•

pursuant to the Commission’s rules, establish procedures for (i) the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters, and (ii) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters;

•

review and oversee related party transactions to the extent required under applicable federal securities laws and related rules and regulations or NASDAQ rules, unless such transactions are submitted to another comparable independent body of the Board;

•	discuss with management our major financial risk exposures and the steps we have taken to monitor and control such exposures, including related risk assessment and risk management policies; and

•	prepare an annual report required by the rules of the Commission for inclusion in our proxy statement.

The Audit Committee has other specific responsibilities under its charter, including its policies and procedures for pre-approval of auditing services and permitted non-auditing services (including the fees and terms thereof) of our independent registered public accounting firm. The Audit Committee also has authority and responsibility, as provided in its charter, over various other financial statement and disclosure matters, other items associated with the Company’s independent registered public accounting firm, and additional events associated with the Company’s internal audit and compliance functions. To the extent it deems necessary or appropriate, the Audit Committee may retain independent legal, accounting or other advisors, with appropriate funding related thereto to be provided by the Company.

The Board has determined that each member of the Audit Committee during 2010 is independent within the meaning of applicable Commission rules and the listing standards of NASDAQ. The Board has also determined that each current member of the Audit Committee is financially competent under the current listing standards of NASDAQ. The Audit Committee includes at least one independent Director, Emmanuel T. Hernandez, who has been determined by the Board to meet the qualifications of an “audit committee financial expert” in accordance with Commission rules and similar financial sophistication rules under NASDAQ listing standards. See “Proposal No. 1: Election of Directors – Class II – Current Terms Expiring in 2013” above for more information regarding Mr. Hernandez’s experience. See also “Audit Committee Report” below for more information on this committee. The Audit Committee met nine times in 2010.

Compensation Committee.    The Compensation Committee has a formal written charter, a copy of which is available on our website at www.onsemi.com. The adequacy of this charter is reviewed at least annually.

Among other things, our Compensation Committee has the specific purpose under its charter to:

•

discharge the Board’s responsibilities relating to the application of compensation policies and all elements of compensation of the Chief Executive Officer (“CEO”), other executive officers and any other employees whose total compensation is substantially similar to such other officers, and non-employee Directors (“Outside Directors”); and

•	administer the Company’s stock option and other equity-based plans, all other short-term and long-term incentive plans, and any deferred compensation programs of the Company.

Among other things, our Compensation Committee has the specific authority and responsibility under its charter to:

•

annually review and approve goals and objectives relevant to the compensation of each of our CEO and senior executives, evaluate each of our CEO and senior executive’s performance in light of those goals and objectives, establish the compensation level for each of our CEO and senior executives based on this evaluation, subject to any employment agreements that may be in effect (the CEO may not be present during deliberation or voting concerning the CEO’s compensation);

•	review and approve or recommend to the Board for approval any employment agreement with the CEO and any senior executive;

•	periodically review and establish compensation for Outside Directors for service on our Board and its committees;

•	review the competitive position of, and recommend changes to, the plans, systems and practices of the Company relating to compensation and benefits;

•	make recommendations to the Board with respect to equity-based plans and any equity compensation arrangements outside of such plans (pending stockholder approval where appropriate);

•

administer the stock option and other equity-based plans, all other short-term and long-term incentive plans, and any deferred compensation programs of the Company, and approve or review the designation of participants in the plans and the principles and procedures used in determining grants and awards under the plans;

•

retain or terminate any compensation consultants or other advisors to assist the Compensation Committee in evaluating any aspect of CEO, senior executive or Outside Director compensation or on any other subject relevant to its responsibilities, including the authority to approve such consultant’s or advisor’s fees;

•	review insurance coverage for directors and officers and make recommendations to the Board with respect to such insurance;

•	obtain or perform an annual evaluation of the Compensation Committee’s performance; and

•	consider and discuss with management whether compensation arrangements for Company employees incentivize unnecessary and excessive risk taking.

Pursuant to its charter, the Compensation Committee also prepares an annual report required by the rules of the Commission for inclusion in our proxy statement. This report is included below immediately following the CD&A in this proxy statement.

The ON Semiconductor Corporation Amended and Restated Stock Incentive Plan approved by our stockholders at our 2010 annual meeting of stockholders (the “Amended and Restated SIP”) contemplates that pursuant to a specific written delegation of authority by the Compensation Committee, the CEO may grant awards to individuals who are not “Covered Employees” or subject to Section 16 of the Exchange Act to expedite the hiring process and retain talented employees. We describe the role of executive officers in determining or recommending the amount or form of executive compensation in the CD&A under “Processes and Procedures for Considering and Determining Executive Compensation — Role of Senior Officers in Determining Executive Compensation.” Similarly, the role that officers play in determining or recommending the amount or form of director compensation is generally consistent with that description.

The Compensation Committee has regularly and directly engaged a compensation consultant to assist in recommending the form and amount of executive and director compensation. In 2008, the Compensation Committee engaged Meyercord & Associates (“Meyercord”) to assist in recommending the form and amount of executive and director compensation. In April 2010, the Compensation Committee engaged Frederic W. Cook & Co., Inc. as its primary compensation consultant. Additional information regarding the Compensation Committee’s retention and use of the consultants can be found in “Compensation of Directors — Discussion of Director Compensation” and in the CD&A in “Processes and Procedures for Considering and Determining Executive Compensation — Role of Compensation Consultants.”

The Board has determined that each current member of the Compensation Committee is independent within the meaning of applicable Commission rules and the listing standards of NASDAQ. The Compensation Committee met 11 times in 2010.

Executive Committee.    The Executive Committee has a formal written charter, a copy of which is available on our website at www.onsemi.com.

Our Executive Committee has the specific purpose under its charter to:

•

exercise between meetings of the Board all the delegable powers and authority of the Board regarding the management of the business affairs of the Company to the extent not expressly prohibited and not separately delegated to other committees of the Company, and subject to applicable restrictions and limitations.

As set forth in its charter, the Executive Committee does not have the power, among other things, to:

•	amend or repeal any resolution of the Board which by its express terms is not so amendable or repealable;

•	appoint or remove the Chairman of the Board, the President or the CEO; and

•

appoint other committees of the Board or the members of such committees or amend or revise their duties and responsibilities or their charters (the Executive Committee may, however, appoint and delegate to subcommittees as permitted under applicable law).

The Executive Committee met four times in 2010.

Corporate Governance and Nominating Committee.    The Corporate Governance and Nominating Committee has a formal written charter, a copy of which is available on our website at www.onsemi.com. The adequacy of this charter is reviewed at least annually.

Our Corporate Governance and Nominating Committee has the specific purpose under its charter to:

•	assist the Board in identifying qualified individuals to become Board members;

•	assist the Board in determining the composition of the Board and its committees;

•	assist the Board in monitoring the process to assess Board effectiveness;

•	assist the Board in developing and implementing the Company’s corporate governance principles; and

•

review and make recommendations to the Board regarding other matters of corporate governance as requested by the Board or otherwise determined to be appropriate by the Corporate Governance and Nominating Committee.

Among other things, our Corporate Governance and Nominating Committee has the specific responsibility under its charter to:

•	oversee the evaluations of the Board and its committees;

•

develop and periodically review criteria for director nominees, which may include without limitation specific skills, experience, other qualifications and diversity, and develop a process for the recommendation of director nominees by the Corporate Governance and Nominating Committee;

•

identify and recommend to the Board slates of director nominees for election or re-election at each annual meeting of the stockholders or for nomination to election to the Board when Board vacancies arise, consistent with the developed nomination criteria, including nominees’ qualifications, capability and availability to serve, conflicts of interest and other relevant factors;

•	make recommendations to the Board regarding director retirement age and tenure;

•	make recommendations to the Board regarding the size and composition of the Board;

•	review and make recommendations to the Board regarding committee assignments;

•	retain and terminate any search firm to be used to identify director candidates and approve fees and retention terms of any such search firm;

•	subject to applicable law, consider stockholder nominations, if a stockholder complies with our director nomination procedures described in the bylaws and applicable law;

•	develop and recommend to the Board a set of corporate governance principles applicable to the Company and continue to monitor and update such principles;

•	review activities of directors with the Company or other entities that may diminish such director’s effectiveness or be inconsistent with the criteria established for Board membership;

•	encourage and facilitate directors’ continuing education;

•

develop policies and procedures for recommendation to the Board related to the succession of the CEO and other key executives, including succession planning, and review such succession planning on at least an annual basis; and

•	review the Company’s risk exposure relating to the foregoing functions and provide guidance to the Board regarding its risk oversight responsibilities.

As noted above, the Corporate Governance and Nominating Committee is required to develop and periodically review criteria for director nominees, which may include specific skills, experience, other qualifications and diversity. We have no formal policy on the consideration of diversity in identifying director nominees, but we endeavor to have a board representing diverse experiences and in areas that are relevant to the Company’s global activities. When the Committee considers diversity, it may consider diversity of experience, skills and viewpoints, as well as traditional diversity concepts such as race or gender, as it deems appropriate.

Among other matters, the Corporate Governance and Nominating Committee may consider the following nomination criteria regarding Board membership:

•	the appropriate size of the Board;

•

a nominee’s knowledge, skills and experience, including without limitation, experience in finance and accounting, general business management, the semiconductor industry and semiconductor technology, international business, sales and marketing, corporate governance and compliance and intellectual property;

•	the needs of the Company with respect to particular skills and experience;

•	a nominee’s independence as defined in Nasdaq and Commission rules and regulations;

•	diversity;

•	a nominee’s age and tenure; and

•	the desire to balance the benefit of continuity with the periodic injection of the fresh perspectives provided by new Board members.

The Company’s goal is to assemble a Board that brings together a variety of perspectives and skills derived from high quality business and professional experiences. In doing so, the Corporate Governance and Nominating Committee will also consider candidates with appropriate non-business backgrounds. Directors must be willing to devote sufficient time to carrying out their duties and responsibilities effectively and should be committed to serve on the Board for an extended period of time. See also, “Corporate Governance Principles — Qualifications” for a further discussion about qualifications for our Board members. Other than the foregoing, there are no stated criteria for Director nominees, although the Corporate Governance and Nominating Committee may also consider such other factors as it may deem to be in the best interests of the Company and its stockholders. The Corporate Governance and Nominating Committee does believe it appropriate for at least one, and preferably, several, members of the Board to meet the criteria for an “audit committee financial expert,” as defined by Commission rules, and to have past employment experience in finance and accounting sufficient to meet the financial sophistication rules under NASDAQ listing standards. The Corporate Governance and Nominating Committee also believes it is appropriate for certain key members of the Company’s management to participate as members of the Board.

The Corporate Governance and Nominating Committee identifies nominees by first evaluating the willingness of current members of the Board to continue service on the Board. Current members of the Board with skills and experience that are relevant to the Company’s business and who are willing to continue in service are considered for re-nomination. If any member of the Board does not wish to continue in service or if the Corporate Governance and Nominating Committee decides not to re-nominate a member for re-election, the Board then identifies the desired skills and experience of a new nominee in light of the criteria above. Current members of the Board are polled for suggestions as to individuals meeting the criteria described above. The Corporate Governance and Nominating Committee may engage in research to identify qualified individuals, which may include engaging a professional search firm from time to time. The Company did not retain a professional search firm during fiscal 2010. Pursuant to its charter, if a shareholder complies with the director nomination procedures described in the bylaws, the Corporate Governance and Nominating Committee will consider that nomination and will evaluate the stockholder nomination in the same manner as it evaluates other nominees. For a description of the procedure for stockholder nominations, see “Miscellaneous Information — Stockholder Nominations and Proposals” below.

The Board has determined that each of the current members of the Corporate Governance and Nominating Committee is independent within the meaning of applicable Commission rules and the listing standards of NASDAQ. The Corporate Governance and Nominating Committee met four times in 2010.

Other Committees. In February 2011, the Company established two new Board Committees: the Integration Oversight Committee and the Science and Technology Committee. The Integration Oversight Committee will oversee merger integration activities of the SANYO Semiconductor Co., Ltd. acquisition, along with any other future acquisitions of the Company as determined by the committee. The Science and Technology Committee will advise the Board as to the scope, direction, quality, investment levels and execution of the Company’s technology strategies. This committee will also assess the health of the Company’s technology strategies and the scope and quality of the Company’s intellectual property.

The Board, from time to time, has deemed it desirable and in the best interest of the Company to form various special committees and independent committees.

Compensation of Directors*

Name (a)	Fees Earned or Paid in Cash ($) (1) (b)	Stock Awards ($) (2) (c)	Option Awards ($) (3) (d)	Non-Equity Incentive Plan Compensation ($) (e)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (f)	All Other Compensation ($) (g)	Total ($) (h)
Francis P. Barton	69,000	106,496	0	0	0	0	175,496
Curtis J. Crawford	82,962	106,496	0	0	0	0	189,458
Emmanuel T. Hernandez	79,000	106,496	0	0	0	0	185,496
Phillip D. Hester	63,000	106,496	0	0	0	0	169,496
Keith D. Jackson (4)	0	0	0	0	0	0	0
J. Daniel McCranie	130,885	106,496	0	0	0	0	237,381
Daryl A. Ostrander	63,000	106,496	0	0	0	0	169,496
Robert H. Smith	84,000	106,496	0	0	0	0	190,496

*

This table includes compensation for 2010 for all persons who served as directors at any time during 2010. As described above, Mr. Barton has elected not to stand for re-election at the 2011 Annual Meeting.

(1)

This column includes annual retainer fees earned for 2010 regardless of when paid. For additional information about compensation paid to directors see “Compensation of Directors — Discussion of Director Compensation” and “Compensation of Directors — Retainers” below. Mr. McCranie resigned as Chairman of the Corporate Governance and Nominating Committee on May 18, 2010 and Mr. Crawford was appointed Chairman of the Corporate Governance and Nominating Committee effective May 19, 2010. Mr. McCranie also resigned as a member of the Audit Committee on May 18, 2010. Mr. McCranie’s compensation for service on the Corporate Governance and Nominating Committee is prorated for the number of days he served as Chairman and as a member of that Committee in 2010. His compensation for service on the Audit Committee is also prorated for the number of days he served on that Committee in 2010.

(2)

This column includes the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 (formerly FAS 123R) with respect to the awards of restricted stock (with immediate vesting) made in 2010. Grant date fair value is the closing price ($8.16) on the date of grant (February 16, 2010) for restricted stock. The 2010 awards are further described under “Equity Compensation” below. As of December 31, 2010, the directors (other than Mr. Jackson) did not hold unvested stock awards other than options described in footnote 3 below. With respect to Mr. Jackson, see footnote 4 below.

(3)

The Company did not award options in 2010. We describe options in more detail under “Equity Compensation” below. With respect to Mr. Jackson, see footnote 4 below. As of December 31, 2010, the following directors held stock options to purchase common stock in the following amounts: Mr. Barton — 20,000; Mr. Crawford — 26,983; Mr. Hernandez — 34,000; Mr. Hester — 20,000; Mr. McCranie — 24,822; Mr. Ostrander — 20,000; and Mr. Smith — 20,000.

(4)

Mr. Jackson is a Named Executive Officer and his compensation is set forth below in the Summary Compensation Table. Mr. Jackson did not receive any compensation in connection with his service as a Director.

Discussion of Director Compensation. The Compensation Committee regularly reviews the compensation payable to Outside Directors. See “The Board of Directors and Corporate Governance — Committees of the Board — Compensation Committee” for a description of the authority of the Compensation Committee. In reviewing Board compensation practices, the Compensation Committee is advised by its outside consultants from time to time. In early 2010, for example, the Committee considered a report of Meyercord that included a review of director compensation of a peer group, assessment of market trends and recommendations. The annual retainers and equity awards payable to the members of our Board of Directors during 2010 are described below.

Retainers. Under the Director compensation program in 2010, the annual cash retainers were:

•	to the Chairman of the Board, $114,000 per year;

•	to Outside Directors, $59,000 per year;

•	to the Chair of the Audit Committee, $20,000 per year;

•	to the non-Chair members of the Audit Committee, $10,000 per year;

•	to the Chair of the Compensation Committee, $15,000 per year;

•	to the non-Chair members of the Compensation Committee, $7,500 per year;

•	to the Chair of the Corporate Governance and Nominating Committee, $8,000 per year; and

•	to the non-Chair members of the Corporate Governance and Nominating Committee, $4,000 per year.

Annual cash retainers are paid quarterly in arrears.

Equity Compensation. Consistent with past practice, when an individual initially becomes a member of the Board, we grant him or her a stock option (or other comparable equity-based compensation) to purchase 20,000 shares of our common stock, with equal pro rata vesting over a three year period beginning on the first anniversary of the grant date, at an exercise price equal to the fair market value of the stock on the grant date, and subject to the terms of the applicable stock incentive plan and a relevant stock option grant agreement.

An annual equity award was made in the form of restricted stock units (“RSUs”) with immediate vesting. and with a value of $106,500. Based on the closing price of our stock on February 16, 2010 ($8.16), the effective date of the grant, this resulted in a grant of 13,051 shares to each Outside Director. Based on the last market study conducted prior to the grant, this amount was determined to be an amount allowing total Director compensation to be at or about the mid-point of our peer group in effect at the time. The 2010 grants were made under the ON Semiconductor Corporation 2000 Stock Incentive Plan (the “2000 SIP”). Under our director compensation program, should a director be appointed after the date of the annual grant, the award amount would be prorated based on the period of the year during which the director serves.

Other. We reimbursed Outside Directors for reasonable expenses incurred to attend Board and Committee meetings and to perform other relevant Board duties. Employee Directors do not receive any additional compensation for their services as a member of the Board.

2011 Changes to Director Compensation. In February 2011, the Compensation Committee adopted certain changes to the director compensation program. Starting in 2011, each Outside Director will receive an annual award of fully-vested stock with a value equal to $160,000 instead of $106,500. In contrast to prior years where the annual grant was made early in the year, the annual equity grant for 2011 and subsequent years will be made at or around the time of the annual meeting. In 2011 only, each Outside Director received a stub period grant of fully-vested stock with a pro-rated value to cover the period from January 2011 through the end of the month for the 2011 Annual Meeting.

The Chairmen of the newly formed Integration Oversight Committee and Science and Technology Committee will receive a retainer of $8,000 per year and each Outside Director serving on such committees will receive a retainer of $4,000 per year.

Other Board Matters

Board Leadership Structure. We currently separate the roles of CEO and Chairman of the Board to align the Chairman role with our independent Directors and to further enhance the independence of the Board from management. Our Chairman works closely with our CEO to set the agenda for meetings, facilitate information flow between the Board and management, and to gain the benefit of the CEO’s Company-specific experience, knowledge and expertise.

The Board’s Role in Risk Oversight. The Board plays an ongoing and active role in the oversight of risk. In designing our compensation programs and structuring awards, the Compensation Committee considers, pursuant to its charter, the likelihood of undue risk taking and the impact that such compensation decisions may have on the Company’s risk profile. The Audit Committee charter requires the Audit Committee to discuss with management the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Company’s risk assessment and risk management policies. The Corporate Governance and Nominating Committee charter also requires the Corporate Governance and Nominating Committee to review the Company’s risk exposure relating to its functions and to provide guidance to the Board regarding its overall risk oversight responsibilities. The Chairman of the relevant Committee reports on risk discussions to the full Board to the extent appropriate.

Senior management regularly reports to the Board or the appropriate Committee of the Board on areas of material risk to the Company, which may include financial, legal and regulatory risks, and operational and strategic risks. We describe some of these reporting processes below. For example, the Board has semiannual strategy and planning meetings at which business plans and proposals for the Company and various units or groups within the Company are presented and discussed. Comprehensive risk analysis is a significant part of such planning. At quarterly Board meetings, our business unit heads, and the heads of certain administrative function groups, report to the Board or the appropriate Committee regarding status. These reports include risk evaluation and assessment as a matter of course. Internal audit presents quarterly reports to the Audit Committee that include analysis of financial and regulatory risk. Environmental risk reports are made quarterly to the Corporate Governance and Nominating Committee. Specific risks are addressed appropriately as and when they are identified.

Corporate Governance Principles

The ON Semiconductor Corporation Corporate Governance Principles were originally adopted by the Board in 2003 and last amended on May 19, 2010 (“Principles”). These Principles provide guidance for all types of corporate governance matters and are available on our website at www.onsemi.com. Among other matters, the Principles include the following items:

The Role of Board and Management. Our business is conducted by our employees, managers and officers, under the direction of the CEO and the oversight of the Board to enhance the long-term value of the Company for its stockholders. Both our Board and management realize that the long-term interests of stockholders are advanced by responsibly addressing the concerns of other stakeholders and interested parties, including employees, recruits, customers, suppliers, creditors, ON Semiconductor communities, government officials and the public at large.

Functions of the Board. The Board has at least four regularly scheduled meetings a year at which it reviews and discusses reports by management on our performance, plans and prospects and immediate issues facing the Company. The Board may choose to schedule additional meetings in accordance with our by-laws. In addition to general oversight of management, the Board and its committees also perform specific functions, including, among other things: (i) selection, evaluation and compensation of the CEO and other senior management and overseeing CEO succession planning; (ii) reviewing and monitoring and, where appropriate, approving fundamental financial and business strategies and major corporate actions; (iii) assessing major risks facing the Company; and (iv) ensuring that processes are in place for maintaining the integrity of the Company, financial statements, compliance with law and ethics, relationships with customers and suppliers, and relationships with other stakeholders.

Qualifications. Directors should possess the highest personal and professional ethics, integrity and values, and be committed to representing the long-term interests of the stockholders. They must also have an inquisitive and objective perspective, practical wisdom and mature judgment. We endeavor to have a board representing diverse experiences, and in areas that are relevant to the Company’s global activities. See “Management Proposals — Proposal No. 1: Election of Directors” above, regarding classification of Directors, and “The Board of Directors and Corporate Governance — Committees of the Board — Corporate Governance and Nominating Committee” above, regarding the qualifications we seek in our Directors. The Principles require that Directors shall limit the number of boards of public or private companies (excluding non-profits and subsidiaries) on which they serve to no more than four for Outside Directors and no more than two for Directors holding management positions at the Company, taking into account a Director’s attendance, participation and effectiveness on these boards. The number of audit committees on which the members of the Company’s Audit Committee may sit concurrently shall be reviewed annually by the Corporate Governance and Nominating Committee. In addition, after a Director reaches the age of 75, the Board shall not, under any circumstances, nominate such Director for re-election and such Director shall not stand for re-election.

Independence of Directors. We will seek to have, at a minimum, a sufficient number of independent Directors to comply at all times with relevant Commission, NASDAQ and other applicable rules and regulations.

Board Committees. See “The Board of Directors and Corporate Governance — Committees of the Board” above, for information regarding committees established by the Board.

Self-Evaluation. The Board will perform an annual self-evaluation, in order to provide its assessment of the effectiveness of the Board. The Corporate Governance and Nominating Committee is charged with overseeing the evaluation of the Board and its committees.

Compensation of the Board. The Compensation Committee has the responsibility for recommending to the Board compensation and benefits for Outside Directors. The Board has delegated responsibility for determining Outside Director compensation to the Compensation Committee pursuant to its charter. In determining compensation and benefits, the Compensation Committee is guided by three goals: (i) compensation should fairly pay Directors for work required in a public company of our size and scope; (ii) compensation should align Directors’ interests with the long-term interests of stockholders; and (iii) the structure of the compensation should be simple, transparent and easy for stockholders to understand. Generally, the Compensation Committee believes that these goals will be served by compensating Outside Directors with cash and/or equity-based awards.

Directors’ and Officers’ Stock Ownership Guidelines. In order to align Directors’ and officers’ interests and objectives with those of stockholders and further promote the Company’s longstanding commitment to sound corporate governance, the Company has established guidelines for Company stock ownership.

Directors who are not officers are required to hold Company stock in an amount equal to a minimum of two times the annual director retainer fee set for non-chair directors. Directors serving on the Board as of January 1, 2008 are expected to meet the ownership requirement within four years of such date. New Directors will be expected to meet the ownership requirement within four years of commencing service on the Board. For Directors serving on the Board as of January 1, 2008, their guideline is established using the annual director retainer fee on this date and the average closing price of the Company’s common stock as calculated under the guideline. New directors will have their individual guideline established based upon their annual retainer fee and the average closing price of the Company’s common stock as calculated under the guideline at the time they commence service on the Board. If a Director fails to attain this stock ownership guideline within the specified four-year period, the Chairman of the Board will meet with the relevant Director to formulate an individualized and structured plan to ensure compliance. Notwithstanding the preceding, if the Director continues to fail to comply within the specified time period allotted within the individualized plan, the Director will not be eligible to stand for re-election at the next stockholder meeting at which that Director’s class is up for re-election. Once established, a Director’s guideline will generally not change as a result of changes in the annual retainer fee or fluctuations in the Company’s common stock price. Stock that qualifies towards satisfaction of these stock ownership guidelines for Directors includes:

•	Shares purchased on the open market;

•	Shares obtained through exercises of stock options granted by the Company;

•	Vested stock units from RSUs (whether time-based or performance-based) granted by the Company; and

•	Shares owned jointly with, or separately by, a spouse and/or minor children.

Officers of the Company and the Company’s subsidiary, Semiconductor Components Industries, LLC (“SCI”), are required to hold Company stock in an amount equal to a minimum of a multiple of base salary as follows: (i) CEO — three times annual base salary; (ii) Executive Vice Presidents — two times annual base salary; and (iii) Senior Vice Presidents — one times annual base salary. Officers subject to the guideline as of January 1, 2008 are expected to meet the ownership requirement within four years of such date and officers who become subject to the guidelines after that date will have four years after they become subject to the requirements to meet the ownership requirement. For officers subject to the guideline as of January 1, 2008, the guideline is established using each person’s annual base salary on January 1, 2008 and the average closing price of the Company’s common stock as calculated under the guideline. For officers that become subject to the guideline after January 1, 2008, the individual guideline will be established based upon their annual base salary at the time they become subject to the guideline and the average closing price of the Company’s common stock as calculated under the guideline. Once established, an officer’s guideline will generally not change as a result of changes in the person’s annual base salary or fluctuations in the Company’s common stock price. Stock that qualifies towards satisfaction of these stock ownership guidelines for officers includes:

•	Shares purchased on the open market;

•	Shares obtained through exercises of stock options granted by the Company;

•	Vested stock units from RSUs (whether time-based or performance-based) granted by the Company;

•	Shares obtained through the 2000 Employee Stock Purchase Plan (“2000 ESPP”); and

•	Shares owned jointly with, or separately by, a spouse and/or minor children.

If an officer fails to meet these stock ownership guidelines within the specified four-year period, the CEO will meet with the relevant officer to formulate an individualized and structured plan to ensure compliance.

These guidelines may be waived for Directors and officers, at the discretion of the Corporate Governance and Nominating Committee, if compliance would create severe hardship or for other good reasons. It is expected that these instances will be rare.

Other Matters. The Principles include a discussion of Board size and selection, the determination of the Board agenda, the process available for reporting concerns to the Audit Committee relating to our accounting and auditing matters, access to senior management and independent advisors, and other matters typical of boards of directors of other publicly traded semiconductor or peer companies.

Code of Business Conduct

We have adopted a broad Code of Business Conduct (“Code of Conduct”) for Directors and employees. Within this Code of Conduct is a Financial Code of Ethics that applies to our CEO, Chief Financial Officer (“CFO”), Principal Accounting Officer or Controller, and other persons performing similar functions, as well as to our Directors and each member of our Finance Department. We believe that the Code of Conduct satisfies the standards promulgated by the Commission and NASDAQ. The Code of Conduct is available free of charge on our website at www.onsemi.com. To receive a copy, you may also write to our Investor Relations Department, ON Semiconductor Corporation, 5005 E. McDowell Road, M/D-C302 Phoenix, Arizona 85008, call our Investor Relations at (602) 244-3437, or email your request to investor@onsemi.com.

Compliance and Ethics Program

We have a Compliance and Ethics Program designed to prevent and detect violations of the Code of Conduct, other standards of conduct and the law. A major goal of the Compliance and Ethics Program is to promote an organizational culture that encourages ethical conduct and a commitment to compliance with the law. In this regard, we have established avenues for parties external to the Company to raise compliance and ethics concerns to our Chief Compliance and Ethics Officer with respect to our employees, Directors and third parties doing business with the Company. If you have a concern of this nature, you may report it anonymously (or on a non-anonymous basis) by: (1) calling the Compliance and Ethics Hotline telephone number at 800-243-0186 from the U.S., Bermuda or Puerto Rico, or, if you are outside of these areas, calling (i) AT&T country access code +(800) 243-0186 if you are dialing from an analog telephone or (ii) AT&T country access code +##(800) 243-0186 if you are dialing from a digital telephone; if you are outside the U.S. you may also call (602) 244-3839; (2) mailing a note to George H. Cave, our Senior Vice President, General Counsel, Chief Compliance and Ethics Officer, and Secretary at ON Semiconductor Law Department, M/D-A700, 5005 E. McDowell Road, Phoenix, Arizona 85008; or (3) emailing a note to Mr. Cave at sonny.cave@onsemi.com.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

The purpose of this CD&A is to provide material information about our compensation objectives and policies and to explain and put into context the material elements of the disclosure that is contained in this proxy statement with respect to the compensation of our Named Executive Officers, which (pursuant to SEC rules) are generally defined as our Chief Executive Officer, our Chief Financial Officer, and our other three most highly compensated executive officers. We describe how our Named Executive Officers were determined in more detail in the section of this proxy statement entitled “Compensation of Executive Officers.” For 2010, our Named Executive Officers were:

•	Keith D. Jackson, President and Chief Executive Officer

•	Donald A. Colvin, Executive Vice President and Chief Financial Officer

•	George H. Cave, Senior Vice President, General Counsel, Chief Compliance & Ethics Officer and Secretary

•	William M. Hall, Senior Vice President and General Manager of Standard Products Group

•	William A. Schromm, Senior Vice President and General Manager, Computing and Consumer Products Group

Executive Summary

2010 Highlights. 2010 was a good year for ON Semiconductor and its shareholders.

•	In 2010, we had:

•	Record total revenues of approximately $2.313 billion, up approximately 31% compared to 2009;

•	Record gross margin of 41.3% compared to 35.1% in 2009; and

•	Net income of $290.5 million, or $0.65 per fully diluted share, compared to net income of $61 million in 2009, or $0.14 per fully diluted share.

•	We exited the year with a record cash, cash equivalents and restricted cash balance of $765.4 million.

•	We had record shipments of approximately 38.2 billion parts and over 50% of our sales in 2010 came from sole-sourced products, also a record for the Company.

•

The closing sales price of our common stock on Nasdaq at year end was $9.88, as compared to $8.82 at year end 2009 and $3.40 at December 31, 2008. As of March 25, 2011, the closing market price of our common stock was $10.09.

•	We acquired California Micro Devices Corporation in January of 2010 and Sound Design Technologies, Ltd. in June of 2010.

•

Immediately following year end, we closed on the purchase of SANYO Semiconductor Co., Ltd. (“SANYO Semiconductor”). We believe that the acquisition of SANYO Semiconductor will allow us to expand into the Japanese market and broadens our product portfolio. On February 27, 2011, we also acquired the CMOS Image Sensor Business Unit from Cypress Semiconductor Corporation.

2009 Compensation Matters that Impacted 2010 Compensation. Certain of our decisions regarding 2010 compensation were significantly impacted by compensation actions taken in 2009. In late 2008 and early 2009, when decisions were being made for the 2009 compensation programs, we were significantly impacted by the general economic downturn and we undertook a series of dramatic cost reduction initiatives and significantly revised our typical compensation design to preserve the ability to motivate and retain our personnel in that environment. Among other things:

•	We paid no incentive bonuses in 2009 for the second half of our 2008 annual incentive plan since the threshold performance target for payout was not achieved.

•	We cancelled our 2009 annual incentive bonus programs.

•	There were no salary increases for 2009. Instead, we initiated forced work furloughs for our employees, which resulted in a reduction of the base salaries of executives in 2009.

•

We adjusted our long-term equity awards program to grant only performance-based restricted stock units (“PBRSUs”) that were designed to compensate to a certain extent for foregone traditional annual long-term equity grants of options and time-based RSUs, base pay and bonus for certain executives, including the Named Executive Officers, and to contain a separate retention element, utilizing targets that would drive total shareholder returns.

Actual results for 2009 were better than expected due to an unforeseen revenue recovery and several one-time actions by the Company, including its significant cost reduction measures. Among other things, this has resulted in full vesting at target levels of the 2009 PBRSUs in each quarter since grant resulting from achievement of the performance metrics for these awards, which are based on non-generally accepted accounting principles (“GAAP”) earnings before income taxes, depreciation and amortization (“EBITDA”).

2010 Compensation Decisions. We undertook the following general actions in 2010 relating to compensation for our Named Executive Officers, all as described in more detail below:

•	We granted certain base salary increases, effective in July 2010.

•

We implemented a significantly redesigned and simplified annual incentive bonus program, now based solely on growth of non-GAAP earnings per share and organic revenues, which we believe are triggers that directly reflect shareholder value. When our business resulted in performance levels that exceeded stretch levels under the plan in the first half of 2010, the Compensation Committee exercised negative discretion to limit the payments under the first half bonus plan to 134.3% (instead of 200%) for all participants. The negative discretion reduction was based on a decision to cap the bonus payout as a percent of non-GAAP net income to ensure appropriate total shareholder return. Subsequent bonus programs include this cap based on a percentage of non-GAAP net income in addition to the non-GAAP EPS and organic revenue growth targets.

•	We evaluated the form for delivery of annual long-term equity incentive awards and determined to continue to grant PBRSUs in lieu of options or other time-based awards, which we consider to be market-leading practice. We also evaluated the triggers for and design of our PBRSUs to drive shareholder value. The performance metrics for the 2010 awards are based on non-GAAP EBITDA and total revenues. Due to the better than expected performance of the PBRSU awards made in 2009 and other considerations described below, the four highest paid of our executive officers from 2009 (Messrs. Jackson and Colvin, as well as Robert C. Mahoney, our Executive Vice President, Sales and Marketing, and W. John Nelson, our Executive Vice President, Chief Operating Officer and Chief Environmental Officer) offered to forego any long-term equity awards in 2010, which offers were accepted by the Compensation Committee as described in more detail below.

Compensation Philosophy and Guiding Principles

Our Compensation Committee is responsible for setting our compensation philosophy and guiding principles and for monitoring their effectiveness. The principal objective of our compensation programs is to attract, retain and motivate highly talented individuals who will deliver competitive financial returns to our stockholders in the short term while also accomplishing our long-term plans and goals. We believe that this philosophy should apply to all our employees, with a more significant level of variability and compensation generally at risk as an employee’s level of responsibility increases. Our compensation philosophy is focused on the following core principles:

Market or Peer Company Comparison. Our Compensation Committee, with the assistance of outside consultants, analyzes market compensation data in the design and implementation of our compensation programs. Our compensation programs must be competitive with those of our peer companies in order to retain our senior executives. As a general rule, we target the market median (50th percentile) for compensation and above the median for exceptional performance. The Company considers other semiconductor and high-technology companies as its market and generally utilizes survey or peer company data in these sectors to analyze its competitiveness.

Pay for Performance. A portion of compensation should be tied to an individual’s performance, both to incentivize goal-oriented performance and to reward individual contributions to our performance.

Alignment with Stockholder Interests. In general, achieving acceptable and expected corporate results and performance are a necessary condition for our executives to realize targeted levels of compensation, particularly with respect to variable pay and long-term incentives. We believe that basing a component of employee compensation on corporate results and performance aligns employee interests with stockholder interests. In addition, as a general rule, the use of stock incentives further aligns executives’ interests with those of our stockholders.

Retention. Ultimately, our compensation program must be designed to attract and retain highly talented individuals critical to our success by providing competitive total compensation with significant retention features. For instance, we enter into employment agreements with our Named Executive Officers and other senior executives, which typically contain severance and change of control arrangements. In addition, our stock-based awards are designed to retain our officers and other employees, while also accomplishing our other compensation goals and objectives.

Purpose of Compensation

Generally, we believe that our compensation program should be designed to reward performance, both individual and corporate. We attempt to deliver a competitive rewards package comprised of base pay, variable pay, long-term incentives and other benefits. Even if a particular award is not performance-

based per se, the Compensation Committee considers corporate and individual performance in making compensation decisions.

While our emphasis is normally on performance incentives, a competitive compensation program must also have elements that are not solely performance-based in order to be competitive in attracting and retaining talented executives. However, we generally attempt to set these elements at a level that is consistent with our performance objectives and peer group practices.

Annual incentives in our compensation program are principally cash-based. Annual incentives are intended to promote superior operational performance, disciplined cost management, and increased productivity and efficiency that contribute significantly to positive results for our shareholders. Long-term incentives in our compensation program are principally stock-based. The aim of the long-term incentives is to motivate long-term performance while promoting key employee retention. The long-term incentive grants also afford the officer the opportunity to increase stock ownership, which aligns the officer’s interest with that of our shareholders and assists the officer in complying with our mandatory stock ownership guidelines. For a description of our stock ownership guidelines, see “Other Matters Relating to Executive Compensation – Stock Ownership Guidelines for Officers” below in this CD&A. Based on considerations that we describe below, we generally deliver our long-term incentive awards in the form of PBRSUs.

Processes and Procedures for Considering and Determining Executive Compensation

Among other responsibilities, our Compensation Committee is primarily responsible for monitoring, annually reviewing and approving the goals and objectives relevant to our compensation programs for our Named Executive Officers, including the CEO, and for establishing compensation for these officers. In the material below, we describe the process used and principal factors considered by the Compensation Committee in setting 2010 executive compensation for the Named Executive Officers.

Role of Compensation Consultants. In determining compensation, the Compensation Committee considers information provided by outside consultants. In 2009, the Compensation Committee retained Meyercord & Associates (“Meyercord”) to, among other things, evaluate and report to the Compensation Committee on the competitiveness of the total remuneration program for our most senior executives. This engagement involved the review of base salary, annual incentives, equity incentives and total direct compensation in the context of the market. Meyercord presented this report to the Compensation Committee in November 2009 to assist in setting levels of executive compensation for 2010. At the request of the Compensation Committee, from time to time in early 2010, Meyercord also worked with management on specific projects related to executive compensation for the Compensation Committee’s consideration, including evaluation of the form in which we should deliver our long-term equity awards and the performance metrics for such awards and recommendations regarding individual grants to executives and annual salary adjustment amounts.

In 2010, the Compensation Committee conducted a review process to select a compensation consultant and in April 2010, the Compensation Committee hired Frederic W. Cook & Co., Inc. (“Cook”) to replace Meyercord as its compensation consultant. During 2010, Cook conducted an executive compensation study covering thirteen executives and addressing, among other things, compensation philosophy, peer group and survey selection, grant values, historical compensation levels and relation to performance, short and long-term mix and metric selection, stock ownership guidelines, carried interest ownership and wealth potential, executive benefits and perquisites, and emerging trends and best practices. Compensation decisions for 2011 were based on information from these materials and on advice from Cook.

If requested, the Committee consultant may also assist in preparing agendas for Committee meetings and provide input on management materials and recommendations in advance of Committee meetings to identify and resolve or minimize differences in advance of such meetings. While the Compensation Committee considers the advice and recommendations of its consultants, ultimately, the Compensation Committee’s decisions about the executive compensation program, including the specific amounts paid to executive officers, are its own.

Role of Senior Officers in Determining Executive Compensation. The Compensation Committee made all compensation decisions related to our Named Executive Officer compensation in 2010. However, our CEO and other senior officers regularly provide information and recommendations to the Compensation Committee on the performance of the executive officers, the design, structure and components of our compensation programs and of specific grants, appropriate levels of compensation, including equity grants, and the targets for corporate and business unit performance or other goals for our incentive programs and stock-based awards. The senior officers also assist the Committee in determining the level of achievement of the performance targets underlying performance-based awards and incentives and provide other information specifically requested by the Compensation Committee from time to time. The senior officers also provide information to the compensation consultants, as appropriate, at the request of the Compensation Committee or such consultants and work with such consultants to develop proposals for executive compensation planning and implementation and relevant information for the same. Pursuant to our Corporate Governance Principles, the CEO works with the Chairman of the Board or committee chairs, as appropriate, to determine the nature and extent of information that is provided to the directors before each Board or committee meeting.

Use of Market Data. In general, we target the market median based on peer group or other survey data for total compensation of our executive officers, recognizing that critical skill sets, above median performance or other considerations may justify pay levels above or below the median. We also consider comparison data, among other things, in determining the individual elements of our compensation programs and how to allocate between cash and non-cash compensation and between short-term and long-term incentive compensation. Although the peer company or other survey data is a starting point and a significant factor in the Committee’s compensation determinations, it is not the only factor. See “Other Factors” below in this CD&A.

In setting 2010 compensation for our Named Executive Officers, the Compensation Committee used data provided by Meyercord to assist in structuring the compensation packages. In November 2009, Meyercord provided a report to the Compensation Committee on the competitiveness of the total remuneration program for our then thirteen most senior executives (the “Meyercord Report”).

For purposes of peer company comparisons, the Meyercord Report used a revised compensation peer group consisting of the following companies: Altera Corporation, Analog Devices, Inc., Atmel Corporation, Cypress Semiconductor Corporation, Fairchild Semiconductor International, Inc., Linear Technology Corporation, LSI Corporation, Marvell Technology Group Ltd., Maxim Integrated Products, Inc., National Semiconductor Corporation, Nvidia Corporation, Vishay Intertechnology, Inc., and Xilinx, Inc. The peer group was revised from the prior year’s peer group (with the concurrence of the Compensation Committee) to eliminate companies that were not strictly semiconductor companies and whose revenues and market cap were no longer within the range comparable to the Company (generally one-half to two times that of the Company).

In 2010, based on advice from Cook, the Committee approved additional changes to the peer group considering, among other things, the projected increased size of the Company that would follow the acquisition of SANYO Semiconductor. For purposes of 2011 compensation decisions, the peer group will consist of Advanced Micro Devices, Inc., Altera Corporation, Analog Devices, Inc., Atmel

Corporation, Broadcom Corporation, Fairchild Semiconductor International, Inc., Lam Research Corporation, LSI Corporation, Marvell Technology Group Ltd., Maxim Integrated Products, Inc., Micron Technology, Inc., National Semiconductor Corporation, Nvidia Corporation, SanDisk Corporation, Vishay Intertechnology, Inc., and Xilinx, Inc.

In the Meyercord Report, Meyercord compared the compensation of the top four executives, Messrs. Jackson, Colvin, Nelson and Mahoney, with matching positions in the compensation peer group. Compensation for these executives was also compared with data from the Radford survey group of technology companies with revenues between $1 billion and $3 billion and the Radford survey group of semiconductor companies with revenues greater than $1 billion. Compensation of the General Managers, including Mr. Hall and Mr. Schromm, was compared with data from peer group proxy matches and with data from the Radford survey group of all semiconductor companies. The compensation of our other executive officers, including Mr. Cave, was compared with data in the Radford survey group of all companies with revenues between $1 billion and $3 billion. The specific Radford survey group used for each officer category was chosen based on a determination of the companies that the Company could most likely hire from to replace the officers in that category or that would be most likely to recruit the officers in that category. For example, the survey data group used for the General Managers was all semiconductor companies because the business skills of the General Managers are generally focused specifically on the semiconductor industry and are therefore, not as easily portable to other types of companies, even other technology companies, as some other business skills. The report also included certain other information about other comparator companies primarily as a market check.

The report included information on each executive’s competitive position for base salary, total cash at target (base pay and target bonus under the annual incentive program), as well as target bonus as a percentage of base salary, actual annual cash, equity grants and target and actual total direct compensation (base pay, bonus and equity grant value). In evaluating the competitiveness of compensation, the report compared senior executives to their functional matches (e.g., CFO is compared to comparator company CFOs), where available.

Among other things, the Meyercord Report summarized the following for the specified officers (data based on the peer group for Mr. Jackson and Mr. Colvin, survey data for all companies with revenues between $1B and $3B for Mr. Cave, and survey data for all semiconductor companies for Mr. Hall and Mr. Schromm):

Officer	Salary (Percentile Ranking)	Incentive Target as a % of base pay (Percentile Ranking)	Equity Grants (Percentile Ranking)	Total Direct Compensation (TDC) (Percentile Ranking)

Keith D. Jackson, President and Chief Executive Officer	61st percentile	42nd percentile	— 2008 grant was at the 60th percentile — 2009 grant would be higher	— 46th percentile at target in 2008 — 61st percentile at actual in 2008 — 2009 would be higher

Donald A. Colvin, Executive Vice President and Chief Financial Officer	70th percentile	50th percentile	— 2008 grant was at the 82nd percentile — 2009 grant would be higher	— 77th percentile at target in 2008 — 83rd percentile at actual in 2008 — 2009 would be higher

Officer	Salary (Percentile Ranking)	Incentive Target as a % of base pay (Percentile Ranking)	Equity Grants (Percentile Ranking)	Total Direct Compensation (TDC) (Percentile Ranking)

George H. Cave, Senior Vice President, General Counsel, Chief Compliance and Ethics Officer and Secretary	62nd percentile	50th percentile	2008 grant was at the 60th percentile	— 42nd percentile at target in 2008 — 63rd percentile at actual in 2008

William M. Hall Senior Vice President and General Manager, Standard Products Group	81st percentile	25th percentile	2008 grant was at the 95th percentile	— 77th percentile at target in 2008 — 70th percentile at actual in 2008

William A. Schromm Senior Vice President and General Manager, Computing and Consumer Products Group	78th percentile	25th percentile	2008 grant was above the range of available data	— 92nd percentile at target in 2008 — 82nd percentile at actual in 2008

Additional comparison data following 2010 compensation decisions is contained below under the heading “Elements of our Compensation Program — Base Salary” and “Elements of our Compensation Program — Long-Term Incentives.”

Other Factors. The Compensation Committee takes into account the data provided by its consultants and their recommendations as to competitiveness and the structure of compensation in determining compensation for the Named Executive Officers. For example, prior to approving awards, the Compensation Committee generally considers the implications of the awards in terms of variance from the 50th percentile in the comparison data. However, the Compensation Committee also focuses on the executive’s individual responsibilities, skills, expertise and value added through performance, prior award accumulation, and other factors, and applies these views in conjunction with the information provided by the consultant. The performance of each officer is formally reviewed by management and shared with the Compensation Committee prior to the Committee’s annual determinations with respect to salary and target bonus adjustments, and long-term incentive awards. Our CEO presents the Compensation Committee with an individual performance overview for each executive officer, describing the officer’s accomplishments for the prior year, his or her strengths, areas of improvement and development plans and potential for additional responsibility. The Compensation Committee separately reviews CEO performance based on, among other factors considered relevant, Company performance, primarily adjusted non-GAAP EBITDA, revenue growth, earnings growth, earnings per share, and total shareholder return.

The Compensation Committee considers each component of executive compensation in light of total compensation. In considering adjustments to the total compensation of each Named Executive Officer, the Compensation Committee also considers the value of previous compensation, including then outstanding equity grants. The Compensation Committee receives data for each executive officer prior to its annual determinations with respect to salary and target bonus adjustments and long-term incentive awards. The data generally includes compensation information for at least the five preceding years (or the number of years the executive officer has been employed with the Company if less than five years), with total cash compensation, total long-term incentive, and total compensation values, as well as gains from option exercises and RSU (including PBRSU) vesting and the value of outstanding award opportunity.

The Committee uses these tally sheets and wealth accumulation data to evaluate whether the officer’s compensation, existing incentive opportunities from prior awards and wealth accumulation from prior awards reflects Company operating performance and shareholder value, as well as the particular officer’s performance, and whether adjustments are required to the program or an individual officer’s compensation. The Compensation Committee will also consider other external factors that it considers relevant, such as the financial condition of the Company and other issues facing us at the time.

The Compensation Committee considers contractual commitments in determining or recommending executive pay. Each of the Named Executive Officers has entered into an employment agreement with us. The employment agreements generally provide for an initial level of annual salary, a target percentage of annual salary that can be earned pursuant to the annual incentive plans, and a certain level of perquisites. The employment agreements provide for periodic review by the Board or Compensation Committee of the officer’s salary and target percentage for the annual incentive plans. They also generally provide for certain payments in the event of termination of employment of the Named Executive Officer. The employment agreement of each Named Executive Officer is described below under the heading “Compensation of Executive Officers — Employment, Severance, and Change in Control Agreements and Arrangements” in this proxy statement. The terms of these arrangements were approved by the Compensation Committee after considering the aggregate of these obligations in the context of the desirability of hiring or retaining the applicable officer. In each case, the initial level of salary and target percentage provided for in the employment agreements of the Named Executive Officers was less than or equal to the current salary and target percentage of the Named Executive Officers. Therefore, contractual commitments did not play a significant role in compensation decisions for 2010.

When considering equity awards to our officers, including the Named Executive Officers, the Committee considers our equity availability and usage, the potential voting power dilution to our shareholders (“overhang”) and the projected impact on our earnings for the relevant years.

While the Compensation Committee considers internal pay equity in making compensation decisions, we do not have a policy requiring any set levels of internal pay differentiation. As previously discussed, we generally target the compensation levels among our executives to be competitive with the market. This accounts for most of the difference in compensation among our Named Executive Officers. You can review the total compensation of each of our Named Executive Officers found in the Summary Compensation Table below in this proxy statement. The Compensation Committee believes that the differentiation between the pay of Mr. Jackson, our CEO, and that of the other Named Executive Officers is appropriate.

Risk Analysis. The Compensation Committee considers the potential for unacceptable risk taking in its compensation design. As a part of this analysis, the Committee annually reviews a detailed report on compensation practice throughout the Company prepared by management, which report is also reviewed by the Committee’s consultant. We believe that the design of our executive compensation program does not unduly incentivize our executives to take actions that may conflict with our long-term best interests. Material risk in our compensation design is mitigated in several ways, including as follows:

•	We have an appropriate mix of pay elements, with compensation not overly weighted toward short-term incentives.

•	Base salaries are intended to constitute a sufficient component of total compensation to discourage undue risk taking in the meeting of incentive goals.

•	Performance-based pay opportunities are designed with goals that are intended to result in long-term value to the shareholders.

•	Earnings goals and opportunity in our performance-based incentive programs are at levels intended to be attainable without the need to take inappropriate risks.

•	Bonus and incentive opportunities are capped so that the upside potential is not so large as to encourage detrimental risk taking.

•	Our stock-based incentives vest or are earned over a multi-year period, which provides long-term upside potential and downside risk.

•

Assuming achievement of at least a minimum level of performance, payouts under our performance-based plans generally result in some compensation at levels below full target achievement, rather than an “all-or-nothing” approach.

•

Provisions of our performance-based awards that allow carry forward of unvested units if performance measures are not satisfied on the first possible vesting date mitigate the incentive to take unnecessary risks to satisfy those performance measures.

•	Different performance metrics in different programs and awards lessen the opportunity to take undue risk in meeting a single goal.

•

The stock components inherent in our long-term incentive program, combined with our stock ownership guidelines, align the interests of our executives with a goal of long-term appreciation of stockholder value.

•	The Compensation Committee considers information from comparator companies in compensation design, thereby avoiding unusually high pay opportunities relative to the Company’s peers.

Elements of our Compensation Program

Our compensation programs are designed to provide a competitive total compensation package consistent with our performance in the marketplace and our desire to retain talented management. The compensation program for each of our executives generally includes:

•	base salary, evaluated against the market median;

•	semi-annual cash incentive awards tied to specific, quantifiable and objective performance measures;

•	annual equity awards, based on corporate and individual performance;

•	severance and change of control agreements;

•	perquisites; and

•	other benefits plans and programs.

While executives have more of their total compensation at risk than other employees, the principles that serve as the basis for executive compensation practices generally apply to the compensation plans for all employees; namely, corporate and individual performance drive incentive compensation.

Base Salary. We undertook numerous cost reduction measures in late 2008 and early 2009, resulting in a decrease in base salary for each of the Named Executive Officers in 2009. Based on the significant improvement of our business results since 2009 and the other data and analysis described herein, the Compensation Committee approved base salary increases effective July 2010 for each of the Named Executive Officers as set forth below:

	2009 Base Salary(1)	2010 Base Salary	% Increase
Keith D. Jackson	$720,500	$760,000	5.48%
Donald A. Colvin	$405,000	$421,200	4%
George H. Cave	$332,000	$348,600	5%
William M. Hall	$292,000	$306,600	5%
William A. Schromm	$287,000	$300,489	4.7%

(1) The salary in this column does not take into account salary reductions as a result of forced work furloughs.

In making determinations regarding these salary increases, the Compensation Committee considered information derived by management from the Meyercord Report based on the Radford survey of semiconductor companies with revenues in excess of $1 billion, aged 2% to July 2010, showing that:

•

Prior to any adjustment, base salary for the Named Executive Officers varied from the 50th percentile in the following amounts: Mr. Jackson: -7%; Mr. Colvin: -2%; Mr. Cave: +2%; Mr. Hall: +11%; and Mr. Schromm: +9%.

•

Prior to any adjustment, total cash compensation (including salary and annual incentive opportunity at target) for the Named Executive Officers varied from the 50th percentile as follows: Mr. Jackson: -11%, Mr. Colvin: +2%; Mr. Cave: -7%; Mr. Hall: +7%; and Mr. Schromm: +6%.

•

Following the 2010 salary increases and the increase in bonus opportunity in 2010 described below under “Elements of our Compensation Program—Semi-Annual Cash Incentive Programs,” total cash compensation variance from the 50th percentile for each of the Named Executive Officers was as follows: Mr. Jackson: -4%; Mr. Colvin: +9%; Mr. Cave: +1%; Mr. Hall: +13%; and Mr. Schromm: +10%.

The salary increases (which generally were in the range of plus/minus 10% of the median) were made to maintain the competitiveness of base salary for these officers vis-à-vis the survey data after taking into account the other considerations we describe herein, including an assessment of individual performance.

Semi-Annual Cash Incentive Programs. Our compensation program generally includes a semi-annual cash incentive award program for our executive officers under our 2007 Executive Incentive Plan (“Executive Incentive Plan”). The purpose of this program is to increase stockholder value by providing an incentive for key executives to achieve our strategic and financial goals and to perform to the best of their abilities. We paid no bonuses in 2009 for the second half of our 2008 annual incentive plan since the threshold performance target for payout was not achieved, and the program was cancelled for 2009 due primarily to the economic downturn and other special considerations in effect at the time. In 2010, we put in place a revised program after detailed analysis and study.

In redesigning the plan, the following factors were considered paramount.

•	Return to shareholders is the overriding objective.

•	The plan and performance metrics should be simple to apply and clearly understood.

•

The sum of the individual targets must be affordable. As a general guideline, in a normal year with good performance, payout should approximate 10% of net income after tax, with approximately half allocated to the more senior level employees in the program and the other half to the other employees in the program. In 2010, the amount actually paid to the Company’s executive officers described in its Form 10-K Report for the year ended December 31, 2010 under the heading “Executive Officers of the Registrant,” including the Named Executive Officers, equaled approximately 1% of net income after tax.

•	The targets should not be so aggressive that good performance goes unrewarded.

•	The same metrics should apply to both our executive officers and other employees in the program.

•	There should be no payout until a threshold is achieved.

In previous years, the metrics for the bonus plan had included revenue, gross margin, adjusted EBITDA and individual factors. For 2010, the Committee revised the metrics for the bonus plan to two metrics: non-GAAP earnings per share (“Adjusted EPS”) and organic revenue growth. While a bonus can be paid on each metric, as will be described, Adjusted EPS is the primary gate. The Committee believed that these metrics are easier for our various constituencies to understand and more closely relate to and approximate return to shareholders.

Adjusted EPS will be consistent with the calculation of that measure in our earnings releases, which also contain a reconciliation of Adjusted EPS to its most directly comparable GAAP measure. The calculation of Adjusted EPS in our earnings releases includes stock compensation expense. Adjusted EPS generally excludes items such as debt pre-payment, restructuring, asset impairment and other charges, net; inventory step up from purchase accounting; in process research and development; intangibles amortization; implied interest on convertible securities; non-cash portion of taxes and other extraordinary or unusual items as approved by the Committee.

The Committee believed that Adjusted EPS should be used as a measure for the bonus plan rather than EPS to prevent payments under the plan from being significantly impacted (positively or negatively) by extraordinary or unusual events or non-cash items. For example, an executive should not be deterred in taking necessary actions, such as restructuring or plant closures, due to the potential impact on his compensation, nor should he be influenced by incentive compensation to take actions that may result in one-time benefits to the Company. The Committee also considered adjustments eliminating the effect of certain non-cash items to be appropriate believing that the adjusted numbers are a better indicator of current actual Company operating performance.

Organic revenues are based upon our business as of January 1, 2010, excluding acquisition activity after that date, and also excluding the revenues of PulseCore Holdings (Cayman) Inc., which was acquired in November 2009. The Committee believed that these exclusions are appropriate for the same reasons stated above for Adjusted EPS.

Cash Incentive Awards for the First Half of 2010. On February 3, 2010, the Compensation Committee determined specific bonus plan parameters for our semi-annual cash incentive program for the first half of 2010 (“1H Bonus Program”). Consistent with past practice and as provided in the Executive Incentive Plan, the Committee has discretion with respect to the amount and payment of actual bonuses, including the right to pay such lesser amount as it determines.

As structured, cash bonuses under the 1H Bonus Program were to be paid only if the Company first achieved a minimum Adjusted EPS of $0.21 (including stock compensation expense) or $0.27 (excluding stock compensation expense) in the first half of 2010. Thereafter, actual bonuses under the 1H Bonus Program were based on achievement related to Adjusted EPS (weighted 80%) and organic revenue growth (weighted 20%). Payouts were adjusted on a linear basis from the 0% payout level to the 100% payout level and from the 100% payout level to the 200% payout level, in each case, including stock compensation expense, as follows:

	0% Payout	100% Payout	200% Payout
Adjusted EPS (1)	$0.21	$0.34	$0.42
Revenue Growth	0%	15%	30%

(1)	The amounts of Adjusted EPS for the 0% payout level, the 100% payout level and the 200% payout level excluding stock compensation expense were $0.27, $0.40 and $0.48, respectively.

If revenue growth was negative, there would be no bonus paid for the revenue growth portion of the plan, but bonus could still be paid for EPS.

Goals were set based on historical performance, with the general guideline that each measurement point should be better than the same one in the previous year, although the state of the economy and the Company’s business generally were taken into account. As a general rule, amounts were set after considering impact on shareholder value. Generally, after bonus payments, projected total shareholder return should be greater than 20% at target and greater than 50% at maximum, based on stock price and other information available at the time the targets are set. In addition, the targets were set such that budgeted performance was approximately half of target performance.

At its meeting on February 23, 2010, the Committee considered the award opportunities for each of the Named Executive Officers. The following table sets forth the award opportunity, expressed as a percentage of base salary, for 2009 and 2010 for each Named Executive Officer. The 2010 target % applied for both the first and second half bonus programs.

Officer	2009 Target % of Base Salary	2010 Target % of Base Salary
Keith D. Jackson	125%	130%
Donald A. Colvin	75%	80%
George H. Cave	60%	65%
William M. Hall	50%	50%
William A. Schromm	50%	50%

See “Elements of our Compensation Program — Base Salary” above for a description of certain survey data considered by the Committee in its consideration of these target percentages. Award opportunity increases were generally designed to move the officers to the median or closer to median based on the survey data.

Actual Adjusted EPS for the first half of 2010 was $0.428 (including stock compensation expense) (versus a target of $0.34) and $0.495 (excluding stock compensation expense) (versus a target of $0.40) and actual organic revenue growth for the first half of 2010 was 38.9% (versus a target of 15%). These results were above the “stretch” levels approved at the February meeting. Given these results, the Committee discussed the appropriate level of pay-out and determined to utilize the negative discretion given to it under the Executive Incentive Plan to apply an 11% net income cap and reduce the actual awards to a maximum pay-out percentage of 134.3% (rather than 200%) of the target amount. This resulted in the following awards to our Named Executive Officers:

Officer	1H 2010 Salary	Amount of Bonus Paid
Keith D. Jackson	$360,300	$628,961
Donald A. Colvin	$202,500	$217,566
George H. Cave	$166,000	$144,910
William M. Hall	$142,100	$95,436
William A. Schromm	$143,500	$96,360

Cash Incentive Awards for the Second Half of 2010. On August 5, 2010, the Compensation Committee determined specific bonus plan parameters for the Corporation’s semi-annual cash incentive program for the second half of 2010 (“2H Bonus Program”). The 2H Bonus Program was substantially similar to the 1H Bonus Program except as described below.

As structured, cash bonuses under the 2H Bonus Program were to be paid only if the Company first achieved a minimum Adjusted EPS of $0.28 (including stock compensation expense) or $0.35 (excluding stock compensation expense) in the second half of 2010. The targets were set consistent with the methodology described with respect to the 1H Bonus Program. The 2H Bonus Program targets were the following, in each case including stock compensation expense, with Adjusted EPS weighted 80% and organic revenue 20%, as with the first half program:

	0% Payout	100% Payout	200% Payout
Adjusted EPS (1)	$0.28	$0.48	$0.68
Revenue Growth	0%	18%	36%

(1)	The amounts of Adjusted EPS for the 0% payout level, the 100% payout level and the 200% payout level excluding stock compensation expense were $0.35, $0.55 and $0.75, respectively.

Under the 2H Bonus Program, the bonus pool was capped at 11% of non-GAAP net income for all employees in the program.

Actual Adjusted EPS for the second half of 2010 was $0.470 (including stock compensation expense) (versus a target of $0.48) or $0.523 (excluding stock compensation expense) (versus a target of $0.55) and actual organic revenue growth for the second half of 2010 was 17.6% (versus a target of 18%). This resulted in an approximate 88.9% payout factor and the following awards to our Named Executive Officers:

Officer	2H 2010 Salary	Amount of Bonus Paid
Keith D. Jackson	$380,000	$439,166
Donald A. Colvin	$210,600	$149,779
George H. Cave	$174,300	$100,719
William M. Hall	$153,300	$68,142
William A. Schromm	$150,200	$66,784

We disclose the cash incentive awards for 2010 for the Named Executive Officers in the Summary Compensation Table and the Grant of Plan-Based Awards in 2010 table in this proxy statement.

In February 2011, the Compensation Committee approved a bonus program for the first half of 2011 using substantially the same methodology and process as for the 2010 programs. The Committee also increased the target percentages for Mr. Jackson from 130% to 150% and for Mr. Cave from 65% to 70%, effective for the second half 2011 bonus program based on market competitiveness information provide by Cook for the same positions.

Other Information Regarding Cash Incentives. The Compensation Committee annually reviews the bonus component of executive incentive compensation and, in addition to bonuses paid under the Executive Incentive Plan, the Compensation Committee may approve payment of discretionary bonuses to the Named Executive Officers for performance or other reasons. During fiscal 2010, we did not pay any discretionary bonuses to our Named Executive Officers.

Long-Term Incentives. Long-term incentives for executives are entirely equity-based and are designed to reinforce the alignment of executive and stockholder interests. These rewards provide each individual with a significant incentive to manage from the perspective of an owner. Our long-term incentive grants in 2010 took the form of PBRSUs. The Compensation Committee granted those awards to our Named Executive Officers pursuant to our 2000 SIP.

Traditionally, our principal form of equity compensation consisted of non-qualified stock options. We had not issued RSUs prior to 2006 because historically option grants were given favorable accounting treatment and, given that option grants were extremely common in our industry, we had no compelling reason to look to other forms of equity compensation. This changed with the implementation of Statement of Financial Accounting Standards No. 123R, which altered the accounting treatment for stock options effective in 2006. Starting in 2006, our Company and many other public companies began issuing RSUs. While the value of the RSUs will fluctuate with changes in our stock price, RSUs will generally have some value in the long run, encouraging retention. To that extent, RSUs can provide greater compensation value than options, which can lose all value based on stock price decreases. Therefore, when using restricted stock or RSUs, we can issue fewer shares than in stock option grants, which will be less dilutive to our stockholders.

Starting in 2007, based in part upon advice from our consultants, we also granted certain PBRSUs. We determined that it was desirable to add PBRSUs to the portfolio of long-term incentives we offered executives because, unlike time-based RSUs, the payout of PBRSUs requires achievement of performance objectives, which increase the alignment between executive compensation and shareholder value enhancement.

In 2009, we adjusted our traditional annual grants practice of issuing a variety of equity forms (options, RSUs and PBRSUs) and issued only PBRSUs to our Named Executive Officers to reflect above-market practice and to drive shareholder value. The 2009 PBRSUs were designed to compensate for foregone annual long-term incentive awards and bonus opportunity and salary decreases, as well as to encourage retention, while delivering shareholder value.

In February 2010, the Compensation Committee made additional awards of PBRSUs under our annual equity grant program (the “2010 PBRSU awards”). Prior to making such grants, the Compensation Committee further considered the form in which we would deliver our equity awards, including comparative data from certain other companies, and determined to again use PBRSUs only, wanting to continue a pay for performance culture with respect to compensation to drive shareholder return and believing that, in certain countries, such awards have fewer legal, tax and accounting issues than options.

The Committee considered a variety of metrics and chose adjusted non-GAAP EBITDA (“Adjusted EBITDA”) and total revenue as the performance metrics for the 2010 PBRSU awards. The Committee believes that these measures are particularly relevant in our industry and in the challenging economic environment in which we operate and that they drive shareholder value. In addition, the Company considers Adjusted EBITDA to be an important tool in measuring the liquidity of the Company. Generally, it is intended that the calculation of Adjusted EBITDA will be consistent with the calculation of that measure in our earnings releases, which also contain a reconciliation of Adjusted EBITDA to the nearest GAAP measure. As with the Adjusted EPS, as applicable to the semiannual incentive plan, the

Committee believed that the adjustments to EBITDA were appropriate to avoid the impact (positive or negative) to achievement of the vesting parameters as a result of extraordinary or unusual items or non-cash items.

See “Compensation of Executive Officers—2010, 2009, and 2008 Awards of PBRSUs—2010 Awards of PBRSUs” below in this proxy statement for a detailed description of the 2010 PBRSU awards and the specific performance levels established for these awards. The triggers were set so that the PBRSUs would vest at 100% if the 2010 budget and 2011-2012 strategy plan is met. If business conditions are difficult, the 50% triggers inherent in the awards should have a reasonable probability of being achieved, even if on a delayed basis. In keeping with the long-term focus that these awards are intended to engender in our executives, the awards have a three year performance period with annual vesting opportunity. In making these grants, the Compensation Committee considered total shareholder return, assuming the 2010 PBRSU awards and a low, medium and high financial model.

Messrs. Jackson, Colvin, Nelson and Mahoney volunteered to not accept any 2010 PBRSU awards so that more shares could be available to other employees at the Company without exceeding the parameters of the 2010 stock budget. The Compensation Committee considered the preceding along with each officer’s awards from prior years, particularly the better than expected performance of the 2009 grants, and other compensation data and agreed to forego 2010 PBRSU awards for these officers. Mr. Cave was awarded 70,000 2010 PBRSU awards, Mr. Hall received an award of 80,000 PBRSUs and Mr. Schromm received an award of 60,000 PBRSUs.

In determining these grants, the Committee considered certain information derived by management from the Meyercord Report based on the Radford survey of semiconductor companies with revenues in excess of $1 billion, aged (except for equity award data) 2% to July 2010. Data on final grant levels and on total direct compensation after subsequent compensation decisions showed that:

•

Following the 2010 PBRSU awards, equity grant variance from the 50th percentile for each of the Named Executive Officers who received a grant was as follows: Mr. Cave: +6.8%; Mr. Hall: +162.2%; and Mr. Schromm: +96.6%.

•

Following the salary increases and increase in bonus opportunity described above and taking into account the 2010 PBRSU awards, total direct compensation variance from the 50th percentile for each of the Named Executive Officers would be as follows: Mr. Jackson: -66.3%; Mr. Colvin: -45.7%; Mr. Cave: -19.8%; Mr. Hall: +54.5%; and Mr. Schromm: +30.6%.

It was determined that the 2010 PBRSU awards should be at the approximate same dollar value as the 2009 annual grants in total, resulting in a total for executives of approximately 1.35 million shares. Award amounts for each individual were based on the comparative data and other factors and processes discussed above. The deviation from the market median for Mr. Jackson and Mr. Colvin was primarily due to the decision to forego any long-term equity awards in 2010. The deviation for Mr. Hall and Mr. Schromm was based on a determination of their superior performance in a difficult and challenging period and their contribution to the Company’s results for 2010 as well as on expectations for the next few years.

We disclose these awards in the Summary Compensation Table in this proxy statement. The Grant of Plan-Based Awards table, the Outstanding Equity Awards at Fiscal Year-End 2010 table and the 2010 Option Exercises and Stock Vested table also contain information about our long-term incentive awards to Named Executive Officers.

In February 2011, the Committee made annual grants of PBRSUs to the Named Executive Officers generally consistent in methodology and process with the 2010 PBRSU awards, except that (1) vesting can occur over a period of three years in increments of one third based on performance during 2011 and one sixth based on performance in each semiannual period during 2012 and 2013 and (2)  the performance metrics are based solely on non-GAAP EBIT.

Other Elements Affecting Compensation

Severance and Change in Control Agreements. Under the 2000 SIP and the Amended and Restated SIP, the Board of Directors has discretion to accelerate equity-based vesting upon a “change of control.” In addition, with respect to our Named Executive Officers, our outstanding option agreements, RSU agreements, and PBRSU agreements generally contain provisions causing the unvested portion of the awards to vest either upon a termination of employment without cause (including, if applicable, a deemed termination for good reason) within a two year period after a change of control. For a description of the severance and change of control provisions of the employment agreements for our Named Executive, see “Compensation of Executive Officers — Employment, Severance, and Change In Control Agreements and Arrangements” and “Compensation of Executive Officers — Potential Payments Upon Termination of Employment or Change of Control” below in this proxy statement.

We believe that our severance benefits and change of control arrangements are consistent with the principal objectives of our compensation programs. To the extent a Named Executive Officer’s agreement contains severance benefits or a change of control provision, such benefit is predicated upon the Named Executive Officer being terminated “without cause” or resigning “for good reason,” as such terms are defined in their agreements. In addition, our severance benefits are subject to the Named Executive Officer signing a general release and waiver and complying with certain restrictive covenants, including non-solicitation, confidentiality and non-disparagement agreements, as well as non-competition or non-interference agreements, which serves the best interests of the Company and its stockholders.

We believe that our management has played a crucial role in making us a successful company and it sends an important signal to the market and potential employees that we are willing to protect our management with some guaranteed compensation in the event of a termination after a change of control. In addition, management may be less reluctant to resist change of control transactions that are in the best interests of our stockholders if they have the added security that comes with such change of control arrangements.

Perquisites. We provide certain perquisites to executive officers, including primarily (i) reimbursement of up to $10,000 per year for financial planning services; (ii) enhanced coverage for life insurance (each executive receives life insurance coverage of $1,000,000, which is $500,000 above the maximum allowed standard coverage of two-times base salary that is afforded to all employees); and (iii) in the case of Senior Vice Presidents and above, a car allowance of $1,200 per month. The first two perquisites, which we believe help maintain the competitiveness of our compensation package vis-à-vis our peer companies, were added in 2006 as a result of a report from our then compensation consultant concluding that we provided minimal executive perquisites in comparison to other surveyed companies. Prior to 2011, we also offered a tax gross up for the financial planning services described above, but that tax gross up was cancelled by the Compensation Committee in early 2011.

We describe the perquisites paid in 2010 to each of the Named Executive Officers in the Summary Compensation Table of this proxy statement.

Other Benefit Plans and Programs. Executives are eligible to participate in benefit programs designed for all of the Company’s full-time employees. These programs include a tax qualified stock purchase plan, a 401(k) savings plan, and medical, dental, disability and life insurance programs. We also have a relocation program and provide a tax gross up for certain benefits under this program that is available to all employees who enjoy the benefit of the relocation policy.

Impact of Taxation and Accounting Considerations on Executive Compensation

Our Compensation Committee attempts to establish executive officer compensation programs that will maximize our related income tax deductions to the extent that it determines that such actions are consistent with our compensation philosophy and in the best interests of our stockholders. Under Section 162(m) of the Internal Revenue Code (the “Code”), we may not receive a federal income tax deduction for compensation paid to our CEO and the three other most highly compensated executive officers (excluding the chief financial officer) in excess of $1 million in any one year. However, if we pay compensation that qualifies for the “performance-based compensation” exception to the $1 million deduction limitation imposed by Section 162(m), we still can receive a federal income tax deduction for the compensation even if these executives are paid more than $1 million during a single year. The semi-annual cash bonus awards made under the Executive Incentive Plan are designed to qualify for the “performance-based compensation” exception. We also believe that the full amount of compensation resulting from the exercise of options and the vesting of PBRSUs granted under our 2000 SIP and the Amended and Restated SIP qualifies for the “performance-based compensation” exception. The amount of compensation resulting from the vesting of time-based RSUs granted pursuant to our 2000 SIP and the Amended and Restated SIP does not qualify for the “performance-based compensation” exception.

The determination of whether compensation qualifies for the “performance-based compensation” exception under Section 162(m) is based on the facts and circumstances of each case. Consequently, we cannot guarantee that compensation that is intended to qualify for the “performance-based compensation” exception under Section 162(m) will in fact so qualify. The Compensation Committee reserves the right to use its judgment to make compensation payments and awards that are not deductible in accordance with Section 162(m) when it believes such payments are appropriate and in the best interests of the Company.

Section 409A of the Code imposes an additional 20% federal income tax and penalties on “non-qualified deferred compensation” that is not paid in compliance with Section 409A. The Compensation Committee takes the impact of Section 409A into account in designing our executive plans and programs that provide for “non-qualified deferred compensation.” As a general rule, these plans and programs are designed either to comply with the requirements of Section 409A or to qualify for an applicable exception so as to avoid possible adverse tax consequences that may result from failure to comply with Section 409A.

The Compensation Committee also takes into account other tax and accounting consequences of its total compensation program and weighs these factors when setting total compensation and determining the individual elements of an officer’s compensation package.

Other Matters Relating to Executive Compensation

Hedging Transactions. We have a comprehensive Insider Trading Policy, which, among other things, provides that insiders shall not engage in short sales of, purchase on margin, or buy or sell puts, calls or other derivatives of our securities because of the potential conflict of interest or the perceptions created and the resulting possible impact on the market.

Equity Award Policy. In August 2006, we adopted an equity award grant date policy statement. Under the policy, equity grants under our stock incentive plans generally become effective on the first Monday (or next following trading day if the first Monday is not a trading day) of the next month following the date of Board, Compensation Committee or CEO approval of the grant. Options granted are priced at the closing market value on the date of grant. We generally make our annual equity awards to executives in the first quarter of each year. The Company does not have a practice of timing grants of stock-based awards to coordinate with the release of material information to the market.

Stock Ownership Guidelines for Officers. Under our Corporate Governance Guidelines, our officers are required to hold our common stock in an amount equal to a minimum of a multiple of base salary. There is a transition period to achieve the required ownership. The required holdings and transition period are described under “The Board of Directors and Corporate Governance — Corporate Governance Principles — Directors’ and Officers’ Stock Ownership Guidelines” above. All of our Named Executive Officers have either achieved the required ownership levels or are expected to achieve such levels within the prescribed time period.

COMPENSATION COMMITTEE REPORT2

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis included in the proxy statement for the 2011 Annual Meeting of Stockholders. Based on such review and discussion, the Compensation Committee recommended to the Board of Directors of the Company that the Compensation Discussion and Analysis be included in the Company’s 2010 Annual Report on Form 10-K and the proxy statement for the 2011 Annual Meeting.

This report is submitted by the Compensation Committee.

Robert H. Smith, Chairman

Curtis J. Crawford

J. Daniel McCranie

2 Pursuant to Instruction 1 to Item 407(e)(5) of Regulation S-K, the information set forth under “Compensation Committee Report” shall not be deemed to be “soliciting material” or to be “filed” with the Commission or subject to Regulation 14A or 14C, other than as provided in Item 407 of Regulation S-K, or to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically request that the information be treated as soliciting material or specifically incorporate it by reference into a document filed under the Securities Act of 1933, as amended (“Securities Act”), or the Exchange Act. Such information will not be deemed incorporated by reference into any filing under the Securities Act or the Exchange Act, except to the extent we specifically incorporate it by reference.

COMPENSATION OF EXECUTIVE OFFICERS

The following tables set forth information concerning compensation earned by, or paid for services provided to us and our subsidiaries for the periods indicated to: (i) all persons serving as our principal executive officer or as principal financial officer during 2010; (ii) the three most highly paid executive officers who were serving as executive officers at the end of 2010 other than the principal executive officer and the principal financial officer; and (iii) up to two additional individuals who would have been included except that the individual was not serving as an executive officer at the end of 2010 (“Named Executive Officers”). As explained in the CD&A, W. John Nelson, our Executive Vice President, Chief Operating Officer and Chief Environmental Officer, and Robert C. Mahoney, our Executive Vice President, Sales and Marketing, who were Named Executive Officers in our 2010 Proxy Statement offered to forego any equity awards in 2010 and, as a result, are not Named Executive Officers this year. See “Executive Summary – 2010 Compensation Decisions” and “Elements of our Compensation Program – Long-Term Incentives” in the CD&A.

Summary Compensation Table

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Name and Principal Position	Year	Salary ($) (1)	Bonus ($)	Stock Awards ($) (2)	Option Awards ($) (3)	Non-Equity Incentive Plan Compensation ($) (4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (5)	All Other Compensation ($) (6)	Total ($)
Keith D. Jackson,
President and Chief Executive Officer	2010	726,394	0	0	0	1,068,127	0	30,172	1,824,693
	2009	609,654	0	5,633,274	0	0	0	27,892	6,270,820
	2008	687,775	0	0	3,060,000	133,722	0	27,786	3,909,283
Donald A. Colvin,
Executive Vice President and Chief Financial Officer	2010	397,523	0	0	0	367,345	0	29,992	794,860
	2009	350,481	0	3,008,361	0	0	0	29,684	3,388,526
	2008	400,057	0	786,500	612,000	52,428	0	28,923	1,879,908
George H. Cave,
Senior Vice President, General Counsel, Chief Compliance & Ethics Officer and Secretary(7)	2010 2009 2008	340,300 280,923 --	0 0 --	571,200 1,263,265 --	0 0 --	245,629 0 --	0 0 --	29,471 48,343 --	1,186,600 1,592,531 --

William M. Hall,
Senior Vice President and General Manager of Standard Products Group	2010 2009 2008	293,685 247,077 286,314	0 0 0	652,800 822,652 326,150	0 0 229,500	163,578 0 30,925	0 0 0	39,798 36,376 38,474	1,149,861 1,106,105 911,363

William A. Schromm,
Senior Vice President and General Manager, Computing and Consumer Products Group(8)	2010	288,225	0	489,600	0	163,144	0	38,457	979,426
	2009	--	--	--	--	--	--	--	--
	2008	--	--	--	--	--	--	--	--

(1)	Salary amounts in this column take into account reductions resulting from work furloughs.

(2)

Amounts in this column represent the aggregate grant date fair value of awards of RSUs, including PBRSUs, computed in accordance with FASB ASC Topic 718 (formerly FAS 123R) for 2010, 2009, and 2008. For time based RSUs, the grant date fair value is calculated by multiplying the number of units by the closing price of a share of common stock on the grant date. For PBRSUs, the grant date fair value is calculated by multiplying the probable number of units to vest as of the grant date by the closing price of a share of common stock on the grant date. The valuation is based upon the probable outcome of the performance conditions underlying the PBRSUs, consistent with the estimate of aggregate compensation cost to be recognized over the service period determined as of the grant date under FASB ASC Topic 718 (formerly FAS 123R), excluding the effect of estimated forfeitures. We describe the 2010, 2009, and 2008 awards of PBRSUs below under “2010, 2009, and 2008 Awards of PBRSUs.”

With respect to awards of PBRSUs made in 2010, 2009, and 2008 and included in the table, the chart below sets forth the maximum number of PBRSUs that could vest or could have vested if all performance conditions are or were met as well as the aggregate grant date fair value of the award on the date of grant assuming that the highest level of performance conditions will be or would have been achieved:

Name	Grant Date	Total Number of Units	Fair Value per Share ($)	Aggregate Grant Date Fair Value ($)
Keith D. Jackson	03/02/2009	1,686,609	3.34	5,633,274
Donald A. Colvin	03/02/2009 06/02/2008	900,707 50,000	3.34 9.80	3,008,361 490,000
George H. Cave	02/16/2010 03/02/2009	70,000 378,223	8.16 3.34	571,200 1,263,265
William M. Hall	02/16/2010 03/02/2009 03/03/2008	80,000 246,303 25,000	8.16 3.34 5.93	652,800 822,652 148,250
William A. Schromm	02/16/2010	60,000	8.16	489,600

(3)

The Company did not award options to our Named Executive Officers in 2010 and 2009. Amounts in this column represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 (formerly FAS 123R) with respect to awards of options (i.e., grant date fair value amortized over the requisite service period, but disregarding any estimate of forfeitures relating to service-based vesting conditions). The fair value of each option grant is estimated on the date of grant using a lattice-based option valuation model. The lattice-based model uses: (i) a constant volatility; (ii) a participant exercise behavior model (based on an analysis of historical exercise behavior); and (iii) the treasury yield curve to calculate the fair value of each option.

The assumptions in our calculation of grant date fair values for options granted to our Named Executive Officers in fiscal 2008 are below, except for Messrs. Cave and Schromm who were not Named Executive Officers in fiscal 2008.

Name	Grant Date	Volatility %	Expected Life (Years)	Risk-Free Interest Rate (%)	Divided Yield ($)	Aggregate Grant Date Fair Value ($)
Keith D. Jackson	03/03/2008	56.3%	5.20	2.8%	0	3,060,000
Donald A. Colvin	03/03/2008	56.3%	5.20	2.8%	0	612,000
William M. Hall	03/03/2008	56.3%	5.20	2.8%	0	229,500

(4)

The amount in this column consists of earnings by each Named Executive Officer under our semi-annual cash incentive programs in 2010 and 2008. The Company canceled the semi-annual cash incentive program for 2009.

(5)	We terminated our deferred compensation plan effective in 2005. We also do not have any defined benefit or actuarial pension plans with respect to our Named Executive Officers.

(6)

Amounts in this column for 2010 consist of: (i) our contributions under our 401(k) plan of $9,800 for each Named Executive Officer; (ii) Executive Group Term Life Insurance imputed income as follows: Mr. Jackson — $4,902, Mr. Colvin — $4,902, Mr. Cave — $2,622, Mr. Hall — $4,902, and Mr. Schromm — $2,622 (the premiums paid for such insurance, excluding coverage for basic policies awarded to all eligible employees, was $432 for each Named Executive Officer, which amount is not included in column (i) of the Summary Compensation Table); (iii) premiums for Executive Accidental Death and Dismemberment of $120 for each Named Executive Officer; (iv) car allowance for each Named Executive Officer of $14,400; (v) financial planning services were as follows: Mr. Cave — $1,898, Mr. Hall — $10,021 and Mr. Schromm — $10,970, which includes a related tax gross-up amount of $598 for Mr. Cave, $3,162 for Mr. Hall, and $3,633 for Mr. Schromm; and (vi) imputed income for reimbursement of long-term disability insurance benefit payments to Mr. Jackson — $950, Mr. Colvin — $770, Mr. Cave — $631, Mr. Hall — $555 and Mr. Schromm $545. The tax gross-up for financial planning services was cancelled by the Compensation Committee in early 2011.

(7)	Mr. Cave was not a Named Executive Officer in 2008 and therefore the Summary Compensation Table does not include compensation information for Mr. Cave for this year.

(8)	Mr. Schromm was not a Named Executive Officer in 2009 and 2008 and therefore the Summary Compensation Table does not include compensation information for Mr. Schromm for these years.

Grants of Plan-Based Awards in 2010

(a)	(b)		(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (2)			Estimated Future Payouts Under Equity Incentive Awards (3)			All Other Stock Awards: Number Of Shares Of Stock Of Units (#)(4)	All Other Options Awards: Number Of Securities Underlying Options (#)(4)	Exercise Of Base Price Of Option Awards ($/Sh)	Grant Date Fair Value Of Stock And Option Awards ($)(5)

Name	Grant Date	Approval Date (1)	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

Keith D. Jackson, President and Chief Executive Officer (6)	--	--	0	962,325	1,924,650	--	--	--	--	--	--	--
Donald A. Colvin, Executive Vice President and Chief Financial Officer (6)	--	--	0	330,480	660,960	--	--	--	--	--	--	--
George H. Cave, Senior Vice President, General Counsel, Chief Compliance & Ethics Officer and Secretary	02/16/2010	02/13/2010	0	221,195	442,390	11,667	--	70,000	--	--	--	571,200
William M. Hall, Senior Vice President and General Manager of Standard Products Group	02/16/2010	02/13/2010	0	147,712	295,423	13,334	--	80,000	--	--	--	652,800
William A. Schromm, Senior Vice President and General Manager, Computing and Consumer Products Group	02/16/2010	02/13/2010	0	146,872	293,744	10,000	--	60,000	--	--	--	489,600

(1)

Pursuant to the Company’s Equity Award Grant Date Policy Statement, the date of grant is the first Monday (or the next following trading day if that Monday is not a trading day) of the month following the month in which the grant was approved by either the Board or the Compensation Committee. However, the Compensation Committee approved an off-cycle grant date of February 16, 2010 at its February 13, 2010 meeting. For additional information regarding our Equity Award Grant Date Policy Statement, see “Other Matters Relating to Executive Compensation — Equity Award Policy” in the CD&A.

(2)

Amounts in this column represent the possible payouts under the Company’s semi-annual cash incentive program which is described in the CD&A under “Elements of our Compensation Program — Semi-Annual Cash Incentive Programs.” Possible payouts were calculated based on target and maximum bonus percentages (expressed as a percentage of base salary) set for each officer multiplied by the officer’s base salary in effect for the particular semi-annual period. The incentive programs for the first and second half of 2010 were established by the Compensation Committee on February 3, 2010 and August 5, 2010, respectively.

(3)	This column represents PBRSU awards made in 2010. These awards are described below under “2010, 2009, and 2008 Awards of PBRSUs.”

(4)	The Company did not award options or time-based RSUs to any of its Named Executive Officers in 2010.

(5)

This amount represents the grant date fair value of the award calculated in accordance with FASB ASC Topic 718 (formerly FAS 123R). The grant date fair value is the closing price on the date of grant. The valuation is based upon the probable outcome of the performance conditions underlying the PBRSUs, consistent with the estimate of aggregate compensation cost to be recognized over the service period determined as of the grant date under FASB ASC Topic 718 (formerly FAS 123R), excluding the effect of estimated forfeitures. We describe the maximum number of PBRSUs that could vest if all performance conditions are met as well as the aggregate grant date fair value of the award on the date of grant in footnote 2 to the Summary Compensation Table.

(6)	Messrs. Jackson and Colvin volunteered to not accept any 2010 PBRSU awards so that their grants could be redirected to other employees at the Company.

2010, 2009, and 2008 Awards of PBRSUs

Below is a summary of the 2010, 2009, and 2008 awards of PBRSUs. For additional information regarding awards of PBRSUs see the CD&A under “Elements of Our Compensation Program – Long-Term Incentives” in this Proxy Statement.

2010 Awards of PBRSUs. Effective February 16, 2010, the Compensation Committee awarded PBRSUs to certain Named Executive Officers pursuant to the 2000 SIP. The general objective of the 2010 PBRSU awards was to drive employee and Company performance using two key performance metrics, adjusted non-GAAP EBITDA and total revenue of the Company for the applicable fiscal year. Messrs. Jackson and Colvin volunteered to not receive any 2010 PBRSU awards so that their grants could be redirected to other employees at the Company. The Compensation Committee considered each officer’s awards from prior years, particularly the 2009 grants, and other compensation data and information as described in the CD&A, and agreed to forego making 2010 PBRSU awards to these officers. Mr. Cave was awarded 70,000 2010 PBRSUs, Mr. Hall was awarded 80,000 2010 PBRSUs, and Mr. Schromm was awarded 60,000 2010 PBRSUs.

Each PBRSU represents the right to receive one share of the Company’s common stock, subject to the terms and conditions of the award. The performance period for the 2010 PBRSU awards begins on January 1, 2010 and ends on December 31, 2012. These awards will vest (if at all) in possible increments described below (subject to the carry forward of unvested units described below) on the date the Company files its Annual Report on Form 10-K for each of the 2010, 2011 and 2012 fiscal years, provided the applicable performance measures are achieved.

If the minimum performance measures for both revenue and adjusted non-GAAP EBITDA are met for the fiscal year, 50% of the eligible units will vest on the relevant vesting date. If the applicable maximum performance measures with respect to both revenue and adjusted non-GAAP EBITDA are met for the fiscal year, the other 50% of the eligible units will vest on the relevant vesting date. If the minimum performance measures for both revenue and adjusted non-GAAP EBITDA are not met for the fiscal year, no portion of the units will vest on the relevant vesting date. Any unvested units will carry forward to subsequent fiscal years until the cumulative minimum performance measures for both revenue and adjusted non-GAAP EBITDA for the fiscal years or the cumulative maximum performance measures for both revenue and adjusted non-GAAP EBITDA for the fiscal years are met, and then all units carried forward related to these measures will vest at the appropriate level (50% or 100%) on the relevant vesting date. If the minimum performance measures are met with respect to both revenue and adjusted non-GAAP EBITDA on the relevant vesting date, but the maximum performance measures are not met, 50% of the eligible units shall vest on the relevant vesting date and the remaining 50% of units shall carry forward to subsequent fiscal years until the cumulative maximum performance measures for both revenue and adjusted non-GAAP EBITDA are met for the relevant fiscal years, and then all units carried forward related to these measures shall vest at the appropriate level (50% or 100%) on the relevant vesting date.

The applicable performance measures are as follows:

Performance Measures[3] (dollars in millions)
Year of Performance	Portion of Units Eligible for Vesting	Revenue	Adjusted Non-GAAP EBITDA
FY 2010 (possible vesting in Q1 2011):
	1/3	Minimum: $2,000 Maximum: $2,060	Minimum: $400 Maximum: $440
FY 2011 (possible vesting in Q1 2012):
	1/3	Minimum: $2,000 Maximum: $2,140	Minimum: $400 Maximum: $480
FY 2012 (possible vesting in Q1 2013):
	1/3	Minimum: $2,000 Maximum: $2,200	Minimum: $400 Maximum: $520

Under the 2010 PBRSU award agreements, adjusted non-GAAP EBITDA means the Company’s earnings before interest (income or expense), taxes, depreciation, and amoritization (or “EBITDA”) for the applicable year, adjusted to exclude the following: (i) in-process research and development expense; (ii) restructuring, asset and goodwill impairment and other, net; (iii) gain (loss) on debt prepayment; (iv) inventory step-up from purchase accounting; (v) net income attributable to minority interest; and (vi) any other extraordinary or unusual item as approved by the Compensation Committee, but shall specifically include merger and acquisition activity of the Company. Subject to certain limitations, the Compensation Committee has the express authority under the 2010 PBRSU award agreement to adjust either the minimum or maximum performance measure for adjusted non-GAAP EBITDA, as it deems appropriate in its sole discretion, to exclude the effect (whether positive or negative) of any of the following occurring after the grant date of the award: other unusual or infrequent matters or events, or special items similar to the items that the Company excludes or includes (as applicable) when calculating adjusted non-GAAP EBITDA. Each such adjustment, if any, shall be made solely for the purpose of providing a consistent basis from period to period for the calculation of the minimum and maximum performance measures in order to prevent the dilution or enlargement of the grantee’s rights with respect to the award. Subject to certain limitations, the Committee also has the authority to determine that an alternate method to determine adjusted non-GAAP EBITDA would be more appropriate to achieve the objectives of the award.

3 The “minimum” represents the performance measures the grantee must meet to vest in 50% of the units for a given fiscal year and the “maximum” represents the performance measures the grantee must meet to vest in 100% of the units for a given fiscal year.

If the grantee’s employment is terminated without Cause (including a deemed termination for Good Reason), as such terms are defined in the grantee’s employment agreement, within two years following a Change in Control (as such term is defined in the 2000 SIP) of the Company, any previously unvested PBRSUs will become vested.

As of March 8, 2011, 23,334 of the 2010 PBRSUs for Mr. Cave had vested, 26,667 of the 2010 PBRSUs for Mr. Hall had vested, and 20,000 of the 2010 PBRSUs for Mr. Schromm had vested.

The Company has filed a form of award agreement for the 2010 PBRSUs as an exhibit to its reports filed under the Exchange Act.

2009 Awards of PBRSUs. Effective March 2, 2009, the Compensation Committee awarded PBRSUs to Named Executive Officers pursuant to the 2000 SIP. The objective of the awards was to drive employee and Company performance using a key performance metric, adjusted non-GAAP EBITDA. The Compensation Committee granted Mr. Jackson 1,686,609 PBRSUs, Mr. Colvin 900,707 PBRSUs, Mr. Cave 378,223 PBRSUs, Mr. Hall 246,303 PBRSUs, and Mr. Schromm 264,414 PBRSUs.

Each PBRSU represents the right to receive one share of the Company’s common stock, subject to the terms and conditions of the award. The 2009 PBRSU awards may vest quarterly over a three year (twelve quarter) period upon the achievement of a baseline adjusted non-GAAP EBITDA (“Baseline Non-GAAP EBITDA”) goal and certain percentage improvements over the Baseline Non-GAAP EBITDA goal.

The Baseline Non-GAAP EBITDA amount of $25 million is the initial base target and the minimum threshold to trigger vesting in a quarter. This target will incrementally increase by 15% over the Baseline Non-GAAP EBITDA each quarter (“Quarterly Target”), so that the Company’s non-GAAP EBITDA would have to increase to approximately 280% of Baseline Non-GAAP EBITDA in order for 100% of the eligible grant to vest over time. If Baseline Non-GAAP EBITDA is not met in a quarter, then 0% of the eligible grant will vest for that quarter. If the Baseline Non-GAAP EBITDA is met in a quarter but the Quarterly Target is not met for that quarter, then 50% of the eligible grant will vest for that quarter. If the Quarterly Target is met or exceeded for a quarter, then 100% of the eligible grant will vest for that quarter. Unvested PBRSUs remain eligible for vesting until the expiration of the grant, one day past the filing with the Commission of the twelfth quarter’s Form 10-Q following the first performance measurement period. PBRSUs that do not vest in a quarter because the Quarterly Target or Baseline Non-GAAP EBITDA is not met for the quarter carry forward and will fully vest in any quarter in which the original Quarterly Target or Baseline Non-GAAP EBITDA is met.

Under the 2009 PBRSU agreements, “non-GAAP EBITDA” means the Company’s EBITDA for the applicable quarter, adjusted to exclude the following: (i) amortization of purchased intangible assets; (ii) in-process research and development expense; (iii) stock-based compensation expense from acquisitions; (iv) stock-based compensation expense determined in accordance with FASB ASC Topic 718 (formerly FAS 123R); (v) restructuring, asset impairments and other, net; (vi) gain (loss) on debt prepayment; (vii) goodwill impairment charge; (viii) cumulative effect of accounting change required by GAAP; (ix) extraordinary items; (x) expensing of the step up to fair market value of inventory from acquisitions; and (xi) divestiture related items. Non-GAAP EBITBA, as adjusted, shall specifically include merger and acquisition activity of the Company.

Subject to certain limitations, the Compensation Committee has the express authority under the 2009 PBRSU award agreements to adjust either the minimum or maximum performance measure for adjusted non-GAAP EBITDA, as it deems appropriate in its sole discretion, to exclude the effect (whether positive or negative) of any of the following occurring after the grant date of the award: other unusual or infrequent matters or events, or special items similar to the items that the Company excludes or includes (as applicable) when calculating its non-GAAP EBITDA. Each such adjustment, if any, shall be made solely for the purpose of providing a consistent basis from period to period for the calculation of the minimum and maximum performance measures in order to prevent the dilution or enlargement of the grantee’s rights with respect to the award. Subject to certain limitations, the Committee also has the authority to determine that an alternate method to determine adjusted non-GAAP EBITDA would be more appropriate to achieve the objectives of the award.

If the grantee’s employment is terminated without Cause (including a deemed termination for Good Reason), as such terms are defined in the grantee’s employment agreement, within two years following a Change in Control (as such term is defined in the 2000 SIP) of the Company, any unvested PBRSUs will become immediately vested.

As of March 8, 2011, 983,857 of the 2009 PBRSUs for Mr. Jackson had vested, 525,413 of the 2009 PBRSUs for Mr. Colvin had vested, 220,633 of the 2009 PBRSUs for Mr. Cave had vested, 143,675 of the 2009 PBRSUs for Mr. Hall had vested, 154,244 of the 2009 PBRSUs for Mr. Schromm had vested.

The Company has filed a form of award agreement for the 2009 PBRSUs as an exhibit to its reports filed under the Exchange Act.

2008 Awards of PBRSUs. In 2008, the Company awarded PBRSUs to certain of its Named Executive Officers. In March 2008, we granted Mr. Hall 25,000 PBRSUs and Mr. Schromm 45,000 PBRSUs. In June 2008, we also granted awards of PBRSUs related to the integration of AMI, which was merged into the Company on March 17, 2008, to certain other executive officers, including 50,000 PBRSUs to Mr. Colvin.

Each PBRSU represents the right to receive one share of the Company’s common stock, subject to the terms and conditions of the award. The 2008 PBRSUs would vest only upon the attainment of the below performance measures for each of Messrs. Colvin, Hall and Schromm, on or prior to the end of the Company’s fiscal quarter in which the third anniversary of the grant date falls or for Mr. Colvin, with respect to the first 17,500 shares referenced in the chart below, on or before the end of the Company’s first quarter 2009.

The applicable performance measures for Mr. Colvin were as follows:

Number of PBRSUs Eligible for Vesting	Performance Measures
17,500	Accomplish the required information technology changes related to a specific tax structure with respect to AMI
15,000	Achievement of total consolidated revenues of at least $575 million and a gross margin percentage on total consolidated revenues of at least 42% in two consecutive quarters
17,500	Achievement of total consolidated revenues of at least $600 million and a gross margin percentage on total consolidated revenues of at least 44% in two consecutive quarters

For Mr. Colvin’s award of PBRSUs, total consolidated revenues means the consolidated revenues of the Company for a performance period as reported or derived from its Form 10-Q or Form 10-K determined in accordance with GAAP. Gross margin percentage on total consolidated revenues is calculated by dividing total consolidated gross margin by total consolidated revenues less total cost of revenues of the Company on a consolidated basis for the performance period as reported or derived from its Form 10-Q or Form 10-K determined in accordance with GAAP, but adjusted to exclude the following, if applicable for the Company for a relevant performance period: (i) amortizing of purchased intangible assets; (ii) in-process research and development expense; (iii) stock-based compensation expense from acquisitions; (iv) stock-based compensation expense determined in accordance with FASB ASC Topic 718 (formerly

FAS 123R); (v) restructuring, asset impairment and other, net; and (vi) expensing of the step up to fair market value of inventory from acquisitions.

The applicable performance measures for Mr. Hall were as follows:

Number of PBRSUs Eligible for Vesting	Performance Measures
5,000	Specific product revenues of at least $133 million and a gross margin percentage from specific product revenues of at least 43% in two consecutive quarters
10,000	Specific product revenues of at least $142 million and a gross margin percentage from specific product revenues of at least 44% in two consecutive quarters
10,000	Specific product revenues of at least $148 million and a gross margin percentage from specific product revenues of at least 45% in two consecutive quarters

For Mr. Hall’s award of PBRSUs, specific product revenues means the sum of product revenues for certain product codes (the “SPG Pal Codes”) for our Standard Products Group business (“SPG”) for the relevant quarterly performance period as reported in or derived from SPG’s operational profit and loss statements determined in accordance with GAAP. Gross margin percentage from specific product revenues is calculated by dividing the gross margin from product revenues from the SPG Pal Codes by the product revenues from the SPG Pal Codes. Gross margin from the SPG Pal Codes is calculated based on product revenues from the SPG Pal Codes less cost of revenues from SPG Pal Codes products for the performance period determined in accordance with GAAP, but adjusted to exclude the following, if and when applicable for a relevant performance period: (i) amortizing of purchased intangible assets; (ii) in-process research and development expense; (iii) stock-based compensation expense from acquisitions; (iv) stock-based compensation expenses determined in accordance with FASB ASC Topic 718 (formerly FAS 123R); (v) restructuring, asset impairment and other, net; and (vi) expensing of the step up to fair market value of inventory from acquisitions.

The applicable performance measures for Mr. Schromm were as follows:

Number of PBRSUs Eligible for Vesting	Performance Measures
9,000	Specific product revenues of at least $31 million and a gross margin percentage from specific product revenues of at least 36% in two consecutive quarters
18,000	Specific product revenues of at least $33 million and a gross margin percentage from specific product revenues of at least 38% in two consecutive quarters
18,000	Specific product revenues of at least $35 million and a gross margin percentage from specific product revenues of at least 40% in two consecutive quarters

For Mr. Schromm’s award of PBRSUs, specific product revenues means the sum of product revenues from Pal Code – PQ (Power Switching) for the Company for the relevant quarterly performance period as reported in or derived from the Company’s operational profit and loss statements for the specific Pal Code for PQ (Power Switching), determined in accordance with GAAP. Gross margin percentage from specific product revenues is calculated by dividing the gross margin from product revenues from Pal Code – PQ (Power Switching) by the product revenues from PQ (Product Switching). Gross margin from PQ (Power Switching) is calculated based on product revenues from PQ (Power Switching) less cost of revenues from PQ (Power Switching) products for the performance period determined in accordance with GAAP, but adjusted to exclude the following, if and when applicable to the same for a relevant performance period: (i) amortizing of purchased intangible assets; (ii) in-process research and development expense; (iii) stock-based compensation expense from acquisitions; (iv) stock-based compensation expenses determined in accordance with FASB ASC Topic 718 (formerly FAS 123R); (v) restructuring, asset impairment and other, net; and (vi) expensing of the step up to fair market value of inventory from acquisitions.

The Compensation Committee has the discretion to adjust one or all of the performance measures, as it deems appropriate in its sole discretion, to exclude the effect (whether positive or negative) of any of the following types of events or matters with respect to the Company occurring after the grant date: extraordinary items, other unusual or infrequent matters or events or special items similar to the items that the Company excludes or includes (as applicable) when calculating “non-GAAP” earnings. Each adjustment, however, if any, shall be made solely for the purpose of providing a consistent basis from period to period for the calculation of performance measures in order to prevent dilution or enlargement of the grantee’s rights with respect to the award. The Compensation Committee also has the authority to determine that an alternative method to determine specific product revenues or total consolidated revenues, as applicable, would be more appropriate to achieve the objectives of the award.

If the grantee’s employment is terminated without Cause (including a deemed termination for Good Reason), within two years following a Change in Control (as such terms are defined in the 2000 SIP) of the Company, any unvested PBRSUs will become immediately vested.

As of March 8, 2011, 32,500 of the 2008 PBRSUs for Mr. Colvin had vested, 15,000 of the 2008 PBRSUs for Mr. Hall had vested, and none of the 2008 PBRSUs for Mr. Schromm had vested.

The Company has filed a form of award agreement for the 2008 PBRSUs for Mr. Colvin as an exhibit to its reports filed under the Exchange Act.

Outstanding Equity Awards At Fiscal Year-End 2010

Options							Stock Awards
Name	Grant Date	Number Of Securities Underlying Unexercised Options (#) Exercisable	Number Of Securities Underlying Unexercised Options (#) Unexercisable (1)	Equity Incentive Plan Awards: Number Of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number Of Shares Or Units Of Stock That Have Not Vested (#)(2)	Market Value Of Shares Or Units Of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number Of Unearned Shares, Units Or Other Rights That Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market Or Payout Value Of Unearned Shares, Units Or Other Rights That Have Not Vested ($)(3)
(a)		(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Keith D. Jackson, President and Chief Executive Officer	02/05/2004	75,000	0		7.02	02/05/2014
	02/17/2005	10,000	0		4.80	02/17/2015
	03/23/2006	217,000	0		6.83	03/23/2016
	03/05/2007	311,100	103,700		9.21	03/05/2017
	03/03/2008	500,000	500,000		5.93	03/03/2018
	03/02/2009								843,303	8,331,834
Donald A. Colvin, Executive Vice President and Chief Financial Officer	02/05/2004	150,000	0		7.02	02/05/2014
	02/17/2005	45,000	0		4.80	02/17/2015
	03/23/2006	113,000	0		6.83	03/23/2016
	03/05/2007	90,000	30,000		9.21	03/05/2017
	03/03/2008	100,000	100,000		5.93	03/03/2018	16,666	164,660
	06/02/2008								17,500	172,900
	03/02/2009								450,353	4,449,488
George H. Cave, Senior Vice President, General Counsel, Chief Compliance & Ethics Officer and Secretary	02/05/2004	65,000	0		7.02	02/05/2014
	03/23/2006	35,000	0		6.83	03/23/2016
	03/05/2007	52,500	17,500		9.21	03/05/2017
	03/03/2008	10,000	30,000		5.93	03/03/2018	6,666	65,860
	06/02/2008						4,000	39,520
	03/02/2009								189,109	1,868,397
	02/16/2010								70,000	691,600
William M. Hall, Senior Vice President and General Manager of Standard Products Group	06/05/2006	150,000	0		5.98	06/05/2016
	03/05/2007	52,500	17,500		9.21	03/05/2017
	03/03/2008	37,500	37,500		5.93	03/03/2018	10,000	98,800	10,000	98,800
	03/02/2009								123,153	1,216,752
	02/16/2010								80,000	790,400
William A. Schromm, Senior Vice President and General Manager, Computing and Consumer Products Group	01/24/2002	8,000	0		3.22	01/24/2012
	02/05/2004	8,000	0		7.02	02/05/2014
	02/17/2005	13,500	0		4.80	02/17/2015
	03/23/2006	27,000	0		6.83	03/23/2016
	03/05/2007	45,000	15,000		9.21	03/05/2017
	03/03/2008	40,000	40,000		5.93	03/03/2018	11,666	115,260	45,000	444,600
	03/02/2009								132,204	1,306,176
	02/16/2010								60,000	592,800

(1)	Options vest pro rata over a four-year period beginning on the first anniversary of the date of grant, subject to the 2000 SIP and relevant grant agreement.

(2)

This column represents outstanding awards of time-based RSUs. The awards vest ratably over a three year period, on the anniversary of the date of grant, subject to the 2000 SIP and relevant grant agreement. Each award represents the right to receive the same number of shares of our common stock, subject to vesting conditions.

(3)

The amount in this column is calculated by multiplying the closing market price of our common stock at the end of 2010 ($9.88 per share as of December 31, 2010) by the number of RSUs and PBRSUs (as applicable) listed for the specified officer.

(4)

This column represents outstanding awards of PBRSUs. These awards are subject to the 2000 SIP and relevant grant agreements. We describe these PBRSUs, including the vesting of the PBRSUs, above under “2010, 2009, and 2008 Awards of PBRSUs.”

2010 Option Exercises and Stock Vested

	Option Awards		Stock Awards

Name (a)	Number Of Shares Acquired On Exercise (#)(1) (b)	Value Realized On Exercise ($)(2) (c)	Number Of Shares Acquired on Vesting (#)(3) (d)	Value Realized On Vesting ($)(4) (e)

Keith D. Jackson, President and Chief Executive Officer	--	--	656,770	4,996,305
Donald A. Colvin, Executive Vice President and Chief Financial Officer	--	--	405,236	3,092,663
George H. Cave, Senior Vice President, General Counsel, Chief Compliance & Ethics Officer and Secretary	25,000	66,783	142,743	1,092,508
William M. Hall, Senior Vice President and General Manager of Standard Products Group	--	--	113,100	867,351
William A. Schromm, Senior Vice President and General Manager, Computing and Consumer Products Group	30,000	87,750	103,140	793,812

(1)	This column represents the maximum number of shares underlying options that were exercised by the Named Executive Officer in 2010.

(2)

If the officer executed a same-day-sale transaction, the value realized equals the difference between the per share exercise price of the option and the per share sales price upon sale, multiplied by the number of shares for which the option was exercised. If the officer executed an exercise and hold transaction, the value realized equals the difference between the per share exercise price of the option and the fair market value of a share of our common stock on such date of exercise, multiplied by the number of shares for which the option was exercised.

(3)	This column represents the total number of shares underlying RSUs that vested in 2010, including PBRSUs.

(4)

The value realized equals the number of shares of stock vested multiplied by the market value of a share of our common stock on the date of vesting or the next prior trading date if the vesting date is not a trading date.

Employment, Severance, and

Change in Control Agreements and Arrangements

We currently have employment agreements with each of our Named Executive Officers. Each of the employment agreements described entitles the officer to a specified base salary and to a target percentage of base salary for purposes of our semi-annual cash incentive plans, subject to Board review from time to time or additional Board action. The employment agreements also generally provide for certain payments or benefits in the event of the termination of employment of the executive in various circumstances, including after a “Change of Control.” Unless otherwise specified in the description of the particular employment agreement, “Change of Control” has the meaning given in the 2000 SIP. The 2000 SIP defines “Change of Control” to mean the occurrence of any of the following events:

(i) any sale, lease, exchange, or other transfer (in one transaction or a series of related transactions) of all or substantially all of our assets or those of SCI to any person or group of related persons for purposes of Section 13(d) of the Exchange Act (a “Group”), together with any affiliates thereof other than TPG Semiconductor Holdings LLC, TPG Partners II, LP, or any of their affiliates (collectively referred to as, “TPG”);

(ii) the approval by the holders of our stock and the consummation of any plan or proposal for our liquidation or dissolution;

(iii) (A) any person or Group (other than TPG) shall become the beneficial owner, directly or indirectly, of shares representing more than 25% of the aggregate voting power of the issued and outstanding stock entitled to vote in the election of directors (the “Voting Stock”) of us and such person or Group has the power and authority to vote such shares and (B) TPG beneficially owns (within the meaning of Section 13(d) of the Exchange Act), directly or indirectly, in the aggregate a lesser percentage of our Voting Stock than such other person or Group;

(iv) the actual replacement of a majority of the Board over a two-year period from the individual directors who constituted the Board at the beginning of such period, and such replacement shall not have been approved by a vote of at least a majority of the Board then still in office who either were members of such Board at the beginning of such period or whose election as a member of such Board was previously so approved or who were nominated by, or designees of, TPG;

(v) any person or Group other than TPG shall have acquired shares of Voting Stock such that such person or Group has the power and authority to elect a majority of the members of our Board of Directors; or

(vi) the consummation of a merger or consolidation of us with another entity in which holders of our stock immediately prior to the consummation of the transaction hold, directly or indirectly, immediately following the consummation of the transaction, 50% or less of the common equity interest in the surviving corporation in such transaction.

Mr. Jackson

We entered into an employment agreement with Keith Jackson, our President and Chief Executive Officer, effective on November 19, 2002, and amended from time to time, most recently on March 24,

2010. We agreed to employ Mr. Jackson in those capacities for three years, beginning January 1, 2003. Although the initial three year employment period has expired, the agreement is automatically extended for additional one-year periods, unless either party gives notice of non-renewal at least 60 days before the end of any such period. The agreement also requires us to cause Mr. Jackson to be elected to our Board of Directors.

The employment agreement entitled Mr. Jackson to an initial base salary of $500,000, subject to Board review from time to time, and sets a target percentage of base salary for purposes of our cash incentive plans, subject to Board action and review from time to time. The employment agreement also provides Mr. Jackson with a monthly car allowance of up to $1,200.

Under the employment agreement, when he was first hired Mr. Jackson also received options to purchase 1,000,000 shares of our common stock under our 2000 SIP and 200,000 shares of our common stock under our 1999 Founders Stock Option Plan as amended (“Founders Plan”), at an exercise price of $1.80 per share. These options vested in equal installments over a four year period beginning on the first anniversary of the date of grant. Those options will expire at the first to occur of: (i) 90 days after termination for any other reason other than Cause, death or disability; (ii) two years after Mr. Jackson’s death, disability, or termination by us without Cause; (iii) the termination date if he is terminated for Cause; or (iv) ten years after the grant date.

The employment agreement also requires us to make specified payments to Mr. Jackson if his employment is terminated under various circumstances, including a termination without “Cause” or if he resigns for “Good Reason.” “Cause” is defined to mean:

•	a material breach by Mr. Jackson of the employment agreement after notice and a reasonable period of time (not to exceed 30 days) to cure the breach;

•

the failure by Mr. Jackson to reasonably and substantially perform his duties under the employment agreement, other than as a result of physical or mental illness or injury, after notice and a reasonable period of time (not to exceed 30 days) to cure the failure;

•	willful misconduct or gross negligence which is materially injurious to us; or

•	the commission of a felony or other serious crime involving moral turpitude.

“Good Reason” means:

•	a material breach of the employment agreement by us; or

•	a material diminution of Mr. Jackson’s duties and responsibilities under the employment agreement;

in each case after providing us with notice and a reasonable period of time (not to exceed 30 days) to cure the breach or diminution. The employment agreement treats Mr. Jackson’s resignation for Good Reason as a termination by us without Cause.

Under the employment agreement, if Mr. Jackson’s employment is terminated without Cause or if he resigns for Good Reason, he will be entitled to receive accrued and unused vacation and base salary to the date of termination and additional payments of base salary at the rate in effect immediately prior to the termination date for a period of two years. We will pay the additional base salary in accordance with our normal payroll practices, provided that the amount of payments during the six-month period following

Mr. Jackson’s date of termination does not exceed the separation pay exception amount set forth in Treasury Regulation Section 1.409A-1(b)(9)(iii)(A) (“409A”). Any amount subject to the separation pay exception in 409A will be paid in a lump sum on the six-month anniversary of the date of termination. If the Company determines in good faith that the separation pay exception in 409A does not apply as of Mr. Jackson’s date of termination, then this amount will be paid (i) in an initial lump sum equal to six months’ base salary (net of applicable taxes and withholdings) on the six-month anniversary of the date of termination and (ii) thereafter in installments consistent with the Company’s normal payroll practices. To receive these payments, Mr. Jackson must execute a general release and waiver, waiving all claims he may have against us, and comply with the non-solicitation, confidentiality, non-compete, non-disclosure and non-disparagement covenants in the employment agreement. The non-solicitation and non-compete covenants are effective for a period of two years following Mr. Jackson’s termination. The confidentiality, non-disclosure, and non-disparagement covenants do not provide for a specific termination date. The agreement requires Mr. Jackson to seek comparable employment upon such termination, and the termination amount that we must pay will be offset by any amounts he earns from other comparable employment during the two-year payment period.

In the event of Mr. Jackson’s death or disability, the employment agreement requires us to pay him accrued but unused vacation, accrued but unpaid base salary, any bonus earned with respect to prior performance cycles under our incentive plans and an amount equal to the cash bonus he earned in the previous year times the percentage of the fiscal year that has passed prior to his termination.

If Mr. Jackson’s employment is terminated without “Cause” or he resigns for “Good Reason” within two years following a “Change in Control,” in addition to the other benefits provided in his employment agreement, we will provide continuation of medical benefits for the greater of two years after the date of termination or the remainder of Mr. Jackson’s employment period.

Mr. Colvin

We entered into an employment agreement with Donald Colvin, our Executive Vice President and Chief Financial Officer, effective on May 26, 2005 and amended from time to time, most recently on March 24, 2010. The agreement does not have a specified termination date. The employment agreement entitled Mr. Colvin to an initial base salary of $350,000, subject to Board review from time to time, and sets a target percentage of base salary for purposes of our cash incentive plans, subject to Board action and review from time to time. In addition, the employment agreement provides Mr. Colvin with a monthly car allowance of $1,200.

The employment agreement also requires us to make specified payments to Mr. Colvin if his employment is terminated under various circumstances, including a termination without “Cause” or if he resigns for “Good Reason.” Mr. Colvin’s employment agreement has the same definition of “Cause” as is in Mr. Jackson’s agreement described above. “Good Reason” means:

•	a material breach of the employment agreement by us;

•	a reduction of Mr. Colvin’s salary while at the same time not proportionately reducing the salaries of our other executive officers; or

•	a material and continued diminution of his duties and responsibilities;

in each case, after providing us with notice and a reasonable period of time (not to exceed 30 days) to cure.

If we terminate Mr. Colvin’s employment without “Cause,” or he resigns for “Good Reason,” we are required to pay him: (i) accrued and unused vacation; (ii) base salary through Mr. Colvin’s date of termination (to the extent not paid); (iii) continued payments of base salary for twelve months after the date of termination, subject to the restrictions set forth below, in accordance with our normal payroll practice; (iv) any earned but unpaid bonus for any prior performance cycle; and (v) a pro-rata portion of his bonus, if any, for the performance cycle in which the date of termination occurs based on achievement of the applicable performance criteria. The amount of payment set forth in (iii) above during the six-month period following Mr. Colvin’s date of termination shall not exceed the severance pay exception limitation amount set forth in 409A and any amount that is subject to the separation pay exception limitation shall be paid in a lump sum on the six-month anniversary of the date of termination. If the Company determines in good faith that the separation pay exception in 409A does not apply then this amount shall be paid (a) in an initial lump sum equal to six months base salary, net of applicable taxes and withholdings, on the six-month anniversary of Mr. Colvin’s date of termination and (b) thereafter in installments in accordance with ordinary payroll practices. The amounts set forth in (iv) and (v) above shall be paid as soon as reasonably practicable after the close of the accounting books and records for the Company for the relevant performance cycle at the same time bonuses are paid to other active employees, but in no event will payment be made for any performance cycle ending on December 31st before January 1st or after March 15th of the year following the year in which the performance cycle ends; provided, however, that if payment by such date is administratively impracticable, payment may be made at a later date as permitted under Treasury Regulation Section 1.409A-1(b)(4)(ii). We must also pay Mr. Colvin’s health plan continuation premiums for up to one year following termination, and he would be entitled to up to six months of outplacement assistance at a cost of up to $5,000. To receive these payments, Mr. Colvin must execute a general release and waiver, waiving all claims he may have against us, and comply with the non-solicitation, confidentiality, non-compete, non-disclosure and non-disparagement covenants in his employment agreement. The non-solicitation and non-compete covenants are effective for a period of one year following Mr. Colvin’s termination. The confidentiality, non-disclosure, and non-disparagement covenants do not provide for a specific termination date.

If Mr. Colvin’s employment is terminated (without “Cause” or for “Good Reason”) within two years after a “Change in Control,” in addition to the other benefits provided in his employment agreement, any outstanding but unvested stock options that were granted on or before the date he signed his employment agreement will vest and all such options (vested or unvested) will remain exercisable until the first to occur of one year after the date of termination and the tenth anniversary of the grant date of the options.

Mr. Cave

We entered into an employment agreement with George H. Cave, our Senior Vice President, General Counsel, Chief Compliance and Ethics Officer and Secretary, effective on May 26, 2005 and amended from time to time, most recently on March 24, 2010. The agreement does not have a specified termination date. The employment agreement entitled Mr. Cave to an initial base salary of $300,000, subject to Board review from time to time, and sets a target percentage of base salary for purposes of our cash incentive plans, subject to Board action and review from time to time. In addition, the employment agreement entitles Mr. Cave to a monthly car allowance of $1,200.

The employment agreement also requires us to make specified payments to Mr. Cave if his employment is terminated under various circumstances, including a termination without “Cause” or if he resigns for “Good Reason.” Mr. Cave’s employment agreement has the same definition of “Cause” as is in Mr.

Jackson’s agreement described above and the same definition of “Good Reason” as in Mr. Colvin’s employment agreement described above.

If we terminate Mr. Cave’s employment without “Cause,” or he resigns for “Good Reason,” we are required to pay him: (i) accrued and unused vacation; (ii) base salary through Mr. Cave’s date of termination (to the extent not paid); (iii) continued payments of base salary for twelve months after the date of termination, subject to the restrictions set forth below, in accordance with our normal payroll practice; (iv) any earned but unpaid bonus for any prior performance cycle; and (v) a pro-rata portion of his bonus, if any, for the performance cycle in which the date of termination occurs based on achievement of the applicable performance criteria. The amount of payment set forth in (iii) above during the six-month period following Mr. Cave’s date of termination shall not exceed the severance pay exception limitation amount set forth in 409A and any amount that is subject to the separation pay exception limitation shall be paid in a lump sum on the six-month anniversary of the date of termination. If the Company determines in good faith that the separation pay exception in 409A does not apply then this amount shall be paid (a) in an initial lump sum equal to six months base salary, net of applicable taxes and withholdings, on the six-month anniversary of Mr. Cave’s date of termination and (b) thereafter in installments in accordance with ordinary payroll practices. The amounts set forth in (iv) and (v) above shall be paid as soon as reasonably practicable after the close of the accounting books and records for the Company for the relevant performance cycle at the same time bonuses are paid to other active employees, but in no event will payment be made for any performance cycle ending on December 31st before January 1st or after March 15th of the year following the year in which the performance cycle ends; provided, however, that if payment by such date is administratively impracticable, payment may be made at a later date as permitted under Treasury Regulation Section 1.409A-1(b)(4)(ii). We must also pay Mr. Cave’s health plan continuation premiums for up to one year following termination, and he would be entitled to up to six months of outplacement assistance at a cost of up to $5,000. To receive these payments, Mr. Cave must execute a general release and waiver, waiving all claims he may have against us, and comply with the non-solicitation, confidentiality, non-compete, non-disclosure and non-disparagement covenants in his employment agreement. The non-solicitation and non-compete covenants are effective for a period of one year following Mr. Cave’s termination. The confidentiality, non-disclosure, and non-disparagement covenants do not provide for a specific termination date.

If Mr. Cave’s employment is terminated (without “Cause” or for “Good Reason”) within two years after a “Change in Control,” in addition to the other benefits provided in his employment agreement, any outstanding but unvested stock options that were granted on or before the date he signed his employment agreement will vest and all such options (vested and unvested) will remain exercisable until the first to occur of one year after the date of termination and the tenth anniversary of the grant date of the options.

Mr. Hall

We entered into an employment agreement with William Hall, our Senior Vice President and General Manager of Standard Products Group, effective April 23, 2006 and amended from time to time, most recently on April 23, 2008. The agreement does not have a specified termination date. The employment agreement entitled Mr. Hall to an initial base salary of $270,000, subject to Board review from time to time, and establishes a target percentage of base salary for purposes of our cash incentive plans, subject to Board action. Mr. Hall also received a $90,000 one-time sign-on bonus less applicable withholdings. If Mr. Hall had terminated his employment voluntarily or if he had been terminated for cause during his first twenty-four months of employment, he would have been obligated to repay the bonus on a pro rata basis. In addition, the employment agreement provides Mr. Hall with a monthly car allowance of up to $1,200 and reimbursement of up to $10,000 annually for financial planning expenses.

Under the offer letter to Mr. Hall’s employment letter, we granted Mr. Hall options to purchase 150,000 shares of our common stock under the 2000 SIP at an exercise price equal to the fair market value of our stock as of the date of grant. The options will generally vest in 25% increments over a four year period beginning on the first anniversary of the grant date, subject to Mr. Hall’s continued employment. Mr. Hall also received an RSU grant of 25,000 with a three year ratable vest.

The employment agreement also requires us to make specified payments to Mr. Hall if his employment is terminated under various circumstances, including a termination without “Cause” or if he resigns for “Good Reason.” Mr. Hall’s employment agreement has the same definition of “Cause” as is in Mr. Jackson’s agreement described above. Mr. Hall’s employment has the same definition of “Good Reason” as in Mr. Colvin’s agreement described above.

If we terminate Mr. Hall’s employment without “Cause,” or he resigns for “Good Reason,” we are required to pay him: (i) accrued and unused vacation; (ii) base salary through Mr. Hall’s date of termination (to the extent not paid); (iii) continued payments of base salary for twelve months after the date of termination, subject to the restrictions set forth below, in accordance with our normal payroll practice; (iv) any earned but unpaid bonus for any prior performance cycle; and (v) a pro-rata portion of his bonus, if any, for the performance cycle in which the date of termination occurs based on achievement of the applicable performance criteria. The amount of payment set forth in (iii) above during the six-month period following Mr. Hall’s date of termination shall not exceed the severance pay exception limitation amount set forth in 409A and any amount that is subject to the separation pay exception limitation shall be paid in a lump sum on the six-month anniversary of the date of termination. If the Company determines in good faith that the separation pay exception in 409A does not apply, then this amount shall be paid (a) in an initial lump sum equal to six months base salary, net of applicable taxes and withholdings, on the six-month anniversary of Mr. Hall’s date of termination and (b) thereafter in installments in accordance with ordinary payroll practices. The amounts set forth in (iv) and (v) above shall be paid as soon as reasonably practicable after the close of the accounting books and records for the Company for the relevant performance cycle at the same time bonuses are paid to other active employees, but in no event will payment be made for any performance cycle ending on December 31st before January 1st or after March 15th of the year following the year in which the performance cycle ends; provided, however, that if payment by such date is administratively impracticable, payment may be made at a later date as permitted under Treasury Regulation Section 1.409A-1(b)(4)(ii). We must also pay Mr. Hall’s health plan continuation premiums for up to one year following termination, and he would be entitled to up to six months of outplacement assistance at a cost of up to $5,000. To receive these payments, Mr. Hall must execute a general release and waiver, waiving all claims he may have against us, and comply with the non-solicitation, confidentiality, non-disclosure and non-disparagement covenants in the employment agreement. The non-solicitation and non-compete covenants are effective for a period of one year following Mr. Hall’s termination. The confidentiality, non-disclosure, and non-disparagement covenants do not provide for a specific termination date.

If Mr. Hall’s employment is terminated (without “Cause” or for “Good Reason”) within two years after a “Change in Control,” in addition to the other benefits provided in his employment agreement, any outstanding but unvested options or restricted stock awards granted pursuant to the offer of employment letter shall vest upon the date of termination.

Mr. Schromm

We entered into an employment agreement with William Schromm, our Senior Vice President and General Manager, Computing and Consumer Products Group, effective on October 20, 2006 and amended from time to time, most recently on April 29, 2008. The agreement does not have a specified termination date. The employment agreement entitled Mr. Schromm to an initial base salary of $260,000, subject to Board review from time to time, and sets a target percentage of base salary for purposes of our cash incentive plans, subject to Board action and review from time to time. In addition, the employment agreement entitles Mr. Schromm to a monthly car allowance of $1,200 and reimbursement of up to $10,000 annually for financial planning expenses.

The employment agreement also requires us to make specified payments to Mr. Schromm if his employment is terminated under various circumstances, including a termination without “Cause” or if he resigns for “Good Reason.” Mr. Schromm’s employment agreement has the same definition of “Cause” as is in Mr. Jackson’s agreement described above and the same definition of “Good Reason” as in Mr. Colvin’s employment agreement described above.

If we terminate Mr. Schromm’s employment without “Cause,” or he resigns for “Good Reason,” we are required to pay him: (i) accrued and unused vacation; (ii) base salary through Mr. Schromm’s date of termination (to the extent not paid); (iii) continued payments of base salary for twelve months after the date of termination, subject to the restrictions set forth below, in accordance with our normal payroll practice; (iv) any earned but unpaid bonus for any prior performance cycle; and (v) a pro-rata portion of his bonus, if any, for the performance cycle in which the date of termination occurs based on achievement of the applicable performance criteria. The amount of payment set forth in (iii) above during the six-month period following Mr. Schromm’s date of termination shall not exceed the severance pay exception limitation amount set forth in 409A and any amount that is subject to the separation pay exception limitation shall be paid in a lump sum on the six-month anniversary of the date of termination. If the Company determines in good faith that the separation pay exception in 409A does not apply, then this amount shall be paid (a) in an initial lump sum equal to six months base salary, net of applicable taxes and withholdings, on the six-month anniversary of Mr. Schromm’s date of termination and (b) thereafter in installments in accordance with ordinary payroll practices. The amounts set forth in (iv) and (v) above shall be paid as soon as reasonably practicable after the close of the accounting books and records for the Company for the relevant performance cycle at the same time bonuses are paid to other active employees, but in no event will payment be made for any performance cycle ending on December 31st before January 1st or after March 15th of the year following the year in which the performance cycle ends; provided, however, that if payment by such date is administratively impracticable, payment may be made at a later date as permitted under Treasury Regulation Section 1.409A-1(b)(4)(ii). We must also pay Mr. Schromm’s health plan continuation premiums for up to one year following termination, and he would be entitled to up to six months of outplacement assistance at a cost of up to $5,000. To receive these payments, Mr. Schromm must execute a general release and waiver, waiving all claims he may have against us, and comply with the non-solicitation, confidentiality, non-compete, non-disclosure and non-disparagement covenants in his employment agreement. The non-solicitation and non-compete covenants are effective for a period of one year following Mr. Schromm’s termination. The confidentiality, non-disclosure, and non-disparagement covenants do not provide for a specific termination date.

If Mr. Schromm’s employment is terminated (without “Cause” or for “Good Reason”) within two years after a “Change in Control,” in addition to the other benefits provided in his employment agreement, any outstanding but unvested stock options that were granted on or before the date he signed his employment agreement will vest and all such options (vested and unvested) will remain exercisable until the first to occur of one year after the date of termination and the tenth anniversary of the grant date of the options.

Potential Payments Upon Termination of Employment or Change of Control

In the tables below, we summarize the estimated payments that will be made to each of our Named Executive Officers upon a termination of employment in the various circumstances listed. The table for each Named Executive Officer should be read together with the description of that officer’s employment agreement above. Unless we note otherwise in the individual table, the major assumptions that we used in creating the tables are set forth directly below.

Date of Termination. The tables assume that any triggering event (i.e., termination, resignation, Change in Control, death or disability) took place on December 31, 2010, with base salaries in effect at the end of the 2010 fiscal year being used for purposes of any severance payout calculation.

Off-setting employment. For purposes of the table, we have assumed that each Named Executive Officer was not able to obtain comparable employment during the applicable period, which would off-set the Company’s severance payment obligations if such term was set forth in his employment agreement.

Price Per Share of Common Stock. Calculations requiring a per share stock price are made on the basis of the closing price of $9.88 per share of our common stock on the NASDAQ Global Select Market on December 31, 2010.

Cash Payment upon a Change of Control. No cash payment will be made solely because of a Change of Control. For each Named Executive Officer, the cash payments described under the heading “Termination Following a Change of Control” would be triggered upon a termination without Cause or resignation for Good Reason within two years following a Change of Control.

Equity Acceleration upon a Change of Control. The terms and provisions of the 2000 SIP as in effect prior to the adoption of the Amended and Restated SIP, will continue to govern prior awards until all stock awards granted prior to the adoption of the Amended and Restated SIP have been exercised, forfeited, canceled, expired, or otherwise terminated in accordance with the terms of such grants. Under both the 2000 SIP and the Amended and Restated SIP, the Board of Directors of the Company, in its discretion, can provide for acceleration of the vesting and the lapse of restrictions on all outstanding options or other awards upon a Change of Control (as defined in the 2000 SIP or the Amended and Restated SIP, as the case may be). Generally, under the award agreements for awards granted under the 2000 SIP, outstanding options, RSUs and PBRSUs vest automatically if the Company terminates the officer’s employment with the Company without Cause (including a deemed termination for Good Reason) (as these terms are defined in the applicable award agreement) within two years following a Change of Control.

Medical and Other Benefits. The tables below do not include certain medical, disability or outplacement services benefits that may be payable on termination as set forth in the Named Executive Officers’ employment agreements. We also do not include any amounts payable on termination that are generally available to all employees on a non-discriminatory basis. As described in their employment agreements, Messrs. Colvin, Cave, Hall, and Schromm are generally entitled to the continuation of medical benefits for a period of one year following termination without Cause or resignation for Good Reason (including circumstances involving a Change of Control). Mr. Jackson is entitled to the continuation of medical benefits for a period of two years upon a termination without Cause or resignation for Good Reason within two years following a Change of Control. As of December 31, 2010, the monthly cost of such benefits for such officers ranged between approximately $236 to $1,298 depending on medical plan and dependent enrollment. Finally, the tables do not include premium amounts (see footnote (6) to the Summary Compensation Table) payable by the Company on behalf of each Named Executive Officer to cover the cost of an additional $1,000,000 of life insurance, which insurance benefit is not generally available to all employees on a non-discriminatory basis and would be realized in the event of the death of the Named Executive Officer. Messrs. Colvin, Cave, Hall, and Schromm are also entitled to outplacement services following a termination without cause or resignation for good reason in an amount not to exceed $5,000.

Retirement. A normal retirement is treated as a resignation other than for Good Reason in the tables. Upon retirement, Named Executive Officers would receive earned but unpaid salary and accrued but unused vacation time.

Cash Incentive Program. We describe our cash incentive programs in the CD&A under “Elements of our Compensation Program — Semi-Annual Cash Incentive Programs.”

The following table describes the potential payments upon termination or a change in control of the Company for Keith D. Jackson, our President and Chief Executive Officer.

Executive Benefits and Payments Upon Termination	Termination Without Cause or Resignation for Good Reason ($)		Termination Following a Change of Control ($)		Change of Control ($)		Death or Disability ($)		Termination for Cause ($)	Resignation other than for Good Reason ($)

Cash Compensation:
Base Salary	1,520,000	(1)	1,520,000	(1)	0		0		0	0
Cash Incentive	0		0		0		439,166	(2)	0	0
Long-term Incentives:
Acceleration of Unvested Stock Options and Restricted Stock Units	0		10,376,520	(3)	0	(4)	0		0	0

Total:	1,520,000		11,896,520		0	(4)	439,166		0	0

(1)

Mr. Jackson’s severance payment following a termination without Cause or a resignation for Good Reason is equal to two years of annual base salary. Mr. Jackson’s base salary at the end of fiscal 2010 was $760,000.

(2)

In the event Mr. Jackson is terminated due to death or disability, Mr. Jackson or his estate is entitled to any bonus earned with respect to prior performance cycles and an amount equal to the cash bonus he earned in the previous year times the percentage of the fiscal year that has passed prior to his termination. For purposes of this column, we have assumed that Mr. Jackson’s death or disability was as of December 31, 2010, that his cash incentive bonus for the first half of 2010 was already paid and that as of December 31, 2010, the second half of the 2010 cash bonus was earned and payable. Mr. Jackson’s cash bonus for the second half of 2010 was $439,166. No bonus was paid in 2009.

(3)

Assumes that the vesting of outstanding awards has occurred due to a termination of employment upon or following a Change of Control as described above under “Equity Acceleration upon a Change of Control.” This amount denotes the incremental difference between the market value and the exercise price (if any) of unvested options or RSUs for which vesting might be accelerated.

(4)

The Board has the discretion to accelerate the vesting of outstanding awards upon a Change of Control as described above under “Equity Acceleration upon a Change of Control.” If the vesting of all outstanding awards were to be accelerated, the amount would be as set forth in the column titled “Termination Following a Change of Control” and described in footnote (3).

The following table describes the potential payments upon termination or a change of control of the Company for Donald A. Colvin, our Executive Vice President and Chief Financial Officer.

Executive Benefits and Payments Upon Termination	Termination Without Cause or Resignation for Good Reason ($)		Termination Following a Change of Control ($)		Change of Control ($)		Death or Disability ($)	Termination for Cause ($)	Resignation other than for Good Reason ($)

Cash Compensation:
Base Salary	421,200	(1)	421,200	(1)	0		0	0	0
Cash Incentive	149,779	(2)	149,779	(2)	0		0	0	0
Long-term Incentives:
Acceleration of Unvested Stock Options and Restricted Stock Units	0		5,202,208	(3)	0	(4)	0	0	0

Total:	570,979		5,773,187		0	(4)	0	0	0

(1)

Mr. Colvin’s severance payment following a termination without Cause or a resignation for Good Reason is equal to one year of annual base salary. Mr. Colvin’s base salary at the end of fiscal 2010 was $421,200.

(2)

This amount anticipates that Mr. Colvin is entitled to any bonus earned but unpaid in previous cycles and a pro rata portion of his bonus, if any, for the then current performance cycle based on achievement of the applicable performance criteria. For purposes of this column, we have assumed that Mr. Colvin’s date of termination was as of December 31, 2010 and that his cash incentive bonus for the first half of 2010 was already paid but, as of December 31, 2010, the second half of 2010 cash bonus was earned but unpaid. Mr. Colvin’s cash bonus for the second half of 2010 was $149,779.

(3)

Assumes that the vesting of outstanding awards has occurred due to a termination of employment upon or following a Change of Control as described above under “Equity Acceleration upon a Change of Control.” This amount denotes the incremental difference between the market value and the exercise price (if any) of unvested options or RSUs for which vesting might be accelerated.

(4)

The Board has the discretion to accelerate the vesting of outstanding awards upon a Change of Control as described above under “Equity Acceleration upon a Change of Control.” If the vesting of all outstanding awards were to be accelerated, the amount would be as set forth in the column titled “Termination Following a Change of Control” and described in footnote (3).

The following table describes the potential payments upon termination or a change of control of the Company for George H. Cave, our Senior Vice President, General Counsel, Chief Compliance & Ethics Officer and Secretary.

Executive Benefits and Payments Upon Termination	Termination Without Cause or Resignation for Good Reason ($)		Termination Following a Change of Control ($)		Change of Control ($)		Death or Disability ($)	Termination for Cause ($)	Resignation other than for Good Reason ($)

Cash Compensation:
Base Salary	348,600	(1)	348,600	(1)	0		0	0	0
Cash Incentive	100,719	(2)	100,719	(2)	0		0	0	0
Long-term Incentives:
Acceleration of Unvested Stock Options and Restricted Stock Units	0		2,795,637	(3)	0	(4)	0	0	0

Total:	449,319		3,244,956		0	(4)	0	0	0

(1)	Mr. Cave’s severance payment following a termination without Cause or a resignation for Good Reason is equal to one year of annual base salary. His base salary at the end of fiscal 2010 was $348,600.

(2)

This amount anticipates that Mr. Cave is entitled to any bonus earned but unpaid in previous cycles and a pro rata portion of his bonus, if any, for the then current performance cycle based on achievement of the applicable performance criteria. For purposes of this column, we have assumed that Mr. Cave’s date of termination was as of December 31, 2010 and that his cash incentive bonus for the first half of 2010 was already paid but, as of December 31, 2010, the second half of 2010 cash bonus was earned but unpaid. Mr. Cave’s cash bonus for the second half of 2010 was $100,719.

(3)

Assumes that the vesting of outstanding awards has occurred due to a termination of employment upon or following a Change of Control as described above under “Equity Acceleration upon a Change of Control.” This amount denotes the incremental difference between the market value and the exercise price (if any) of unvested options or RSUs for which vesting might be accelerated.

(4)

The Board has the discretion to accelerate the vesting of outstanding awards upon a Change of Control as described above under “Equity Acceleration upon a Change of Control.” If the vesting of all outstanding awards were to be accelerated, the amount would be as set forth in the column titled “Termination Following a Change of Control” and described in footnote (3).

The following table describes the potential payments upon termination or a change of control of the Company for William M. Hall, Senior Vice President and General Manager of Standard Products Group.

Executive Benefits and Payments Upon Termination	Termination Without Cause or Resignation for Good Reason ($)		Termination Following a Change of Control ($)		Change of Control ($)		Death or Disability ($)	Termination for Cause ($)	Resignation other than for Good Reason ($)

Cash Compensation:
Base Salary	306,600	(1)	306,600	(1)	0		0	0	0
Cash Incentive	68,142	(2)	68,142	(2)	0		0	0	0
Long-term Incentives:
Acceleration of Unvested Stock Options and Restricted Stock Units	0		2,364,637	(3)	0	(4)	0	0	0

Total:	374,742		2,739,379		0	(4)	0	0	0

(1)

Mr. Hall’s severance payment following a termination without Cause or a resignation for Good Reason is equal to one year of annual base salary. Mr. Hall’s base salary at the end of fiscal 2010 was $306,600.

(2)

This amount anticipates that Mr. Hall is entitled to any bonus earned but unpaid in previous cycles and a pro rata portion of his bonus, if any, for the then current performance cycle based on achievement of the applicable performance criteria. For purposes of this column, we have assumed that Mr. Hall’s date of termination was as of December 31, 2010 and that his cash incentive bonus for the first half of 2010 was already paid but, as of December 31, 2010, the second half of 2010 cash bonus was earned but unpaid. Mr. Hall’s cash bonus for the second half of 2010 was $68,142.

(3)

Assumes that the vesting of outstanding awards has occurred due to a termination of employment upon or following a Change of Control as described above under “Equity Acceleration upon a Change of Control.” This amount denotes the incremental difference between the market value and the exercise price (if any) of unvested options or RSUs for which vesting might be accelerated.

(4)

The Board has the discretion to accelerate the vesting of outstanding awards upon a Change of Control as described above under “Equity Acceleration upon a Change of Control.” If the vesting of all outstanding awards were to be accelerated, the amount would be as set forth in the column titled “Termination Following a Change of Control” and described in footnote (3).

The following table describes the potential payments upon termination or a change of control of the Company for William A. Schromm, our Senior Vice President and General Manager, Computing and Consumer Products Group.

Executive Benefits and Payments Upon Termination	Termination Without Cause or Resignation for Good Reason ($)		Termination Following a Change of Control ($)		Change of Control ($)		Death or Disability ($)	Termination for Cause ($)	Resignation other than for Good Reason ($)

Cash Compensation:
Base Salary	300,489	(1)	300,489	(1)	0		0	0	0
Cash Incentive	66,784	(2)	66,784	(2)	0		0	0	0
Long-term Incentives:
Acceleration of Unvested Stock Options and Restricted Stock Units	0		2,626,916	(3)	0	(4)	0	0	0

Total:	367,273		2,994,189		0	(4)	0	0	0

(1)

Mr. Schromm’s severance payment following a termination without Cause or a resignation for Good Reason is equal to one year of annual base salary. Mr. Schromm’s base salary at the end of fiscal 2010 was $300,489.

(2)

This amount anticipates that Mr. Schromm is entitled to any bonus earned but unpaid in previous cycles and a pro rata portion of his bonus, if any, for the then current performance cycle based on achievement of the applicable performance criteria. For purposes of this column, we have assumed that Mr. Schromm’s date of termination was as of December 31, 2010 and that his cash incentive bonus for the first half of 2010 was already paid but, as of December 31, 2010, the second half of 2010 cash bonus was earned but unpaid. Mr. Schromm’s cash bonus for the second half of 2010 was $66,784.

(3)

Assumes that the vesting of outstanding awards has occurred due to a termination of employment upon or following a Change of Control as described above under “Equity Acceleration upon a Change of Control.” This amount denotes the incremental difference between the market value and the exercise price (if any) of unvested options or RSUs for which vesting might be accelerated.

(4)

The Board has the discretion to accelerate the vesting of outstanding awards upon a Change of Control as described above under “Equity Acceleration upon a Change of Control.” If the vesting of all outstanding awards were to be accelerated, the amount would be as set forth in the column titled “Termination Following a Change of Control” and described in footnote (3).

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The members of the Compensation Committee during fiscal 2010 were, Robert H. Smith (Chairman), Curtis J. Crawford and J. Daniel McCranie. None of the members of the Compensation Committee is or has been an officer or employee of the Company or any of its subsidiaries. During fiscal 2010, none of the members of the Compensation Committee had any relationship requiring disclosure under Item 404 of Regulation S-K. During fiscal 2010, none of our executive officers served on the boards of directors or the compensation committees of any entities, one of whose executive officers serves on our Board or Compensation Committee. None of our current or past executive officers has served on the Compensation Committee.

AUDIT COMMITTEE REPORT4

The Audit Committee of the Board of Directors is responsible for monitoring the integrity of the Company’s consolidated financial statements, the Company’s compliance with legal and regulatory requirements, the Company’s system of disclosure controls and procedures (including internal control over financial reporting) and the qualifications, independence and performance of its independent registered public accounting firm. It has the sole authority and responsibility to select, oversee and, when appropriate, replace the Company’s independent registered public accounting firm. The Audit Committee meets periodically with the internal auditors and independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of our disclosure controls and procedures (including internal control over financial reporting) and the overall quality of our financial reporting.

The Audit Committee, comprised of four independent Outside Directors and operating under its written charter, has: (i) reviewed and discussed the audited financial statements with our management; (ii) discussed with the independent registered public accounting firm the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T; (iii) received and reviewed the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence; (iv) discussed with the independent registered public accounting firm such independent registered public accounting firm’s independence; and (v) discussed with management critical accounting policies and the processes and controls related to the President and Chief Executive Officer and the Chief Financial Officer financial reporting certifications required by the Commission and the Sarbanes-Oxley Act of 2002 to accompany the Company’s periodic filings with the Commission.

Based on its review and discussions listed above, as well as such other matters deemed relevant and appropriate by it, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010 for filing with the Commission.

4 Pursuant to Instruction 1 to Item 407(d) of Regulation S-K, the information set forth under “Audit Committee Report” shall not be deemed to be “soliciting material” or to be “filed” with the Commission or subject to Regulation 14A or 14C, other than as provided in Item407 of Regulation S-K, or to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically request that the information be treated as soliciting material or specifically incorporate it by reference into a document filed under the Securities Act or the Exchange Act. Such information will not be deemed incorporated by reference into any filing under the Securities Act or the Exchange Act, except to the extent we specifically incorporate it by reference.

It is not the duty of the Audit Committee to determine that the Company’s financial statements and disclosures are complete and accurate and in accordance with GAAP or to plan or conduct audits. Those are the responsibilities of management and the Company’s independent registered public accounting firm. In giving its recommendation to the Board, the Audit Committee has relied on: (1) management’s representation that such financial statements have been prepared with integrity and objectivity and in conformity with GAAP; and (2) the report of the Company’s independent registered public accounting firm with respect to such financial statements.

This report is submitted by the Audit Committee.

Emmanuel T. Hernandez, Chairman

Francis P. Barton

Curtis J. Crawford

Robert H. Smith

PRINCIPAL STOCKHOLDERS

Except as discussed in the footnotes below, the following table sets forth, as of March 8, 2011, certain information regarding any person who is a beneficial owner of more than five percent of our common stock. The percentages of class amounts set forth in the table below are based on 443,987,555 shares of our common stock outstanding on March 8, 2011. The information with respect to the number of shares of common stock that the persons listed below beneficially own includes sole or shared voting power or investment power and is based solely on the information most recently filed by such persons with the Commission under the Exchange Act.

	Common Stock
Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class

FMR LLC 82 Devonshire Street Boston, Massachusetts 02109	65,482,451 (1)	14.62%

Janus Capital Management LLC 151 Detroit Street Denver, Colorado 80206	49,372,194 (2)	11.12%

(1)

The number of shares of common stock for FMR LLC is based solely on the information contained in the Schedule 13G (Amendment No. 6) filed with the Commission on February 14, 2011 reporting shares held as of December 31, 2010. FMR LLC has the sole power to dispose or to direct the disposition of 65,482,451 shares it beneficially owns, has the sole power to vote or to direct the vote of 76,140 shares, and has no shared power to vote or direct the disposition of any shares it beneficially owns. The Schedule 13G/A contains the following information regarding beneficial ownership of shares of our common stock: (a) Fidelity Management & Research Company (“Fidelity”), 82 Devonshire Street, Boston, Massachusetts 02109, a wholly-owned subsidiary of FMR LLC and an investment adviser, is the beneficial owner of 65,411,811 shares of our common stock, which includes 535,714 shares resulting from the assumed conversion of $3,750,000 principal amount of our 1.875% convertible notes due December 15, 2025 (142.8571 shares for each $1,000 principal amount of debenture) and 3,364,762 shares resulting from the assumed conversion of $35,330,000 principal amount of our 2.625% convertible notes due December 15, 2026 (95.2381 shares for each $1,000 principal amount of debenture). The ownership of Fidelity Leveraged Company Stock Fund, 82 Devonshire Street, Boston, Massachusetts 02109, one of the investment companies, amounted to 23,079,802 shares of our common stock. Edward C. Johnson 3d, Chairman of FMR LLC, and FMR LLC through its control of Fidelity and the funds each has sole power to dispose of the 65,411,811 shares owned by the funds. The sole power to vote or direct the voting of shares beneficially owned by the Fidelity funds resides with each fund’s board of trustees, who establish written guidelines for Fidelity to carry out. (b) FIL Limited (“FIL”), Pembroke Hall, 42 Crow Lane, Hamilton, Bermuda, and various foreign-based subsidiaries provide investment advisory and management services to a number of non-U.S. investment companies and certain institutional investors. FIL is the beneficial owner of 70,640 shares of our common stock. Partnerships controlled predominantly by members of the family of Edward C. Johnson 3d, Chairman of FMR LLC and FIL, or trusts for their benefit, own shares of FIL voting stock with the right to cast approximately 39% of the total votes which may be cast by all holders of FIL voting stock. FMR LLC and FIL are separate and independent corporate entities, and their boards of directors are generally composed of different individuals. As noted in the Schedule 13G/A, FMR LLC and FIL are of the view that they are not acting as a “group” for purposes of Section 13(d) under the Exchange Act and are not required to attribute to each other “beneficial ownership” of securities beneficially owned by the other entity; and, therefore, they are of the view that the shares held by the other corporation need not be aggregated for purposes of Section 13(d) of the Exchange Act.

(2)

The number of shares of common stock for Janus Capital Management LLC (“Janus”) is based solely on the information contained in the Schedule 13G filed with the Commission on February 11, 2011 reporting the shares held by Janus as of January 31, 2011. Janus has sole voting and dispositive power with respect to 49,372,194 shares it beneficially owns and has no shared voting or dispositive power with respect to any of the shares it beneficially owns. The Schedule 13G provides the following information: Janus has a direct 94.5% ownership stake in INTECH Investment Management (“Intech”) and a direct 77.8% ownership stake in Perkins Investment Management LLC (“Perkins”). Due to this ownership structure, holdings for Janus, Intech and Perkins are aggregated for purposes of this Schedule 13G. Janus, Intech and Perkins are registered investment advisers, each furnishing advice to various investment companies and to individual and institutional clients (“Managed Portfolios”). As a result of this role as an investment adviser or sub-adviser, Janus may be deemed to be the beneficial owner of 49,372,194 shares of our common stock held by the Managed Portfolios. Janus does not have the right to receive any dividends from, or proceeds from the sale of, the securities held in the Managed Portfolios and disclaims any ownership associated with such rights.

SHARE OWNERSHIP OF DIRECTORS AND OFFICERS

The following table sets forth, as of March 8, 2011, except as otherwise noted, certain information regarding beneficial ownership of our common stock by each Director, each Named Executive Officer, and our Directors and executive officers as a group. The percentages of class amounts set forth in the table below are based on 443,987,555 shares of common stock outstanding on March 8, 2011. Beneficial ownership includes sole or shared voting power or investment power and also any shares that the individual has the right to acquire within 60 days of March 8, 2011 through the exercise of any stock option or similar security, or the vesting of RSUs, excluding PBRSUs, the vesting of which is based on performance.

	Common Stock
Name of Beneficial Owner	Number of Shares Owned	Right to Acquire (1)	Total	Percentage of Class
Named Executive Officers
Keith D. Jackson	935,950	999,800	1,935,750	*
Donald A. Colvin	570,660	383,000	953,660	*
George H. Cave	128,935	130,000	258,935	*
William M. Hall	136,453	88,750	225,203	*
William A. Schromm	96,629	155,500	252,129	*
Directors and Director Nominees (excluding CEO)
J. Daniel McCranie	37,830	24,822	62,652	*
Atsushi Abe	4,357	0	4,357	*
Francis P. Barton	57,463	20,000	77,463	*
Curtis J. Crawford	88,463	26,983	115,446	*

	Common Stock
Name of Beneficial Owner	Number of Shares Owned	Right to Acquire (1)	Total	Percentage of Class
Emmanuel T. Hernandez	88,463	14,000	102,463	*
Phillip D. Hester	23,963	20,000	43,963	*
Daryl Ostrander	49,504	13,335	62,839	*
Robert H. Smith	166,463	20,000	186,463	*
All Directors and Executive Officers as a group (17 persons)	3,052,423	2,585,721	5,638,144	1.26%

*	Less than 1% of the total voting power of the outstanding shares of common stock.

(1)	This number includes shares of common stock issuable upon exercise of options or vesting of RSUs, excluding PBRSUs, the vesting of which is based on performance, within 60 days of March 8, 2011.

RELATIONSHIPS AND RELATED TRANSACTIONS

Policies and Procedures

As set forth in the Audit Committee Charter, unless submitted to another comparable independent body of the Board, and to the extent required under applicable federal securities laws and related rules and regulations, and/or the NASDAQ listing standards, related party transactions are submitted to the Audit Committee for review and oversight.

We have a written policy on related party transactions (“Policy”) to which all employees are required to adhere. The Policy was revised in 2008 and 2009 to, among other reasons, reflect changes to the Commission’s rules governing disclosure of related party transactions. The Policy prescribes review and oversight requirements and related procedures with respect to transactions in which the Company was, is or will be a participant and the amount involved exceeds $120,000, and in which any related party had, has or will have a direct or indirect material interest. The Policy intentionally defines “related party” to not only include parties set forth under the definitions contained in the NASDAQ rules but also to include additional parties such as commonly controlled affiliates of the Company, certain investments in other entities, and employee trusts. The Policy prescribes that our law department distribute periodically a list of each known related party. The list is distributed to personnel who have been identified as appropriate employees to monitor potential related party transactions. All related party transactions must be reviewed by our Corporate Controller’s Office, in conjunction with our law department, for potential conflict of interest situations and related matters on an ongoing basis. Even related party transactions which do not require review and oversight by the Audit Committee (or other independent body of the Board of Directors) and public disclosure under the Commission’s rules and NASDAQ’s listing standards must be reported to our Corporate Controller’s Office (preferably prior to consummation of such transactions) so that our Corporate Controller’s Office, in conjunction with our law department, can review the transactions for conflict of interest and related matters.

When review and oversight by the Audit Committee (or other independent body) is required, the Audit Committee (or other independent body) must be provided the details of such transactions including, but not limited to, the terms of the transaction, the business purpose of the transaction and the benefits to the Company and to the relevant party. Although the Policy has not set standards for review or approval of related party transactions, our Audit Committee (or other independent body), Corporate Controller’s Office and law department seek to ensure that all related party transactions are conducted at arms-length, on terms that are fair to the Company and in the best interests of the Company and its stockholders.

Related Party Transactions

For transactions between us and our Named Executive Officers, see “Compensation of Executive Officers” generally and specifically “Compensation of Executive Officers — Employment, Severance, and Change in Control Agreements and Arrangements” above. For a discussion of certain relationships pertaining to our Directors that were analyzed in connection with the Board’s independence determinations see “Management Proposals — Proposal No. 1: Election of Directors” above.

SECTION 16(a) REPORTING COMPLIANCE

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our Directors and officers and persons who own more than ten percent of a registered class of our equity securities to file with the Commission initial reports of beneficial ownership and reports of changes in beneficial ownership of any of our equity securities. With the exception of the below, to our knowledge (based solely on review of the copies of such reports furnished to us and a representation that no other reports were required), all Directors, officers and beneficial owners of greater than ten percent of our equity securities made all required filings under Section 16(a) on a timely basis. Due to the clerical error on the part of a brokerage firm, on February 4, 2011, Michael A. Williams filed a Form 4 reporting four transactions that took place on September 8th and 10th of 2009, involving the exercise of options to purchase 59,000 shares of our common stock and the related dispositions.

MISCELLANEOUS INFORMATION

Solicitation of Proxies

The cost of soliciting proxies will be borne by us. We have retained Georgeson Inc. (“Georgeson”) to assist in the distribution of proxy solicitation materials and the solicitation of proxies. We have agreed to indemnify Georgeson against certain liabilities arising out of or in connection with the engagement. The estimated cost will be $13,500 plus additional fees relating to telephone solicitation of proxies and upon the occurrence of certain other contingencies, as well as other customary costs. In addition to the solicitation of proxies by mail, we will request banks, brokers and other record holders to send proxies and proxy materials to the beneficial owners of the stock and secure their voting instructions, if necessary. We will reimburse such record holders for their reasonable expenses in so doing. We may also use several of our regular employees, who will not be specially compensated, to solicit proxies personally or by telephone, telegram, facsimile or special delivery letter.

Annual Report/Form 10-K

Our 2010 Annual Report to Stockholders, which includes our Annual Report on Form 10-K (without certain exhibits which are excluded from our Annual Report to Stockholders pursuant to Rule 14a-3(b) of the Exchange Act) for the fiscal year ended December 31, 2010, is being mailed concurrently with this proxy statement to all stockholders of record as of March 29, 2011. Those exhibits that are excluded from our Annual Report to Stockholders as described above are available for the cost of photocopying. To receive a copy, please write to: Investor Relations, ON Semiconductor Corporation, 5005 E. McDowell Road, M/D-C302 Phoenix, Arizona 85008; call: Investor Relations at (602) 244-3437; email to: investor@onsemi.com; or go to the Investor Relations section of our website at www.onsemi.com.

Stockholders Sharing the Same Address

If you hold your shares in “street name” and share the same address as another stockholder, you may receive only one set of proxy materials including the annual report to stockholders, unless you have provided contrary instructions. If you hold your shares in “street name” and wish to receive a separate set of proxy materials and annual report, you will need to contact your bank or brokerage firm. Registered holders are each provided a set of proxy materials including an annual report to stockholders; however, if you are a registered holder and would like an additional copy, please write to: Investor Relations Department, ON Semiconductor Corporation, 5005 E. McDowell Road, M/D-C302 Phoenix, Arizona 85008; call: Investor Relations at (602) 244-3437; email to: investor@onsemi.com; or go to the Investor Relations section of our website at www.onsemi.com. We will provide a copy as requested.

Other Business

Other than the election of Directors, the advisory vote on executive compensation, the advisory vote on the frequency of the vote on executive compensation, and the ratification of PricewaterhouseCoopers as our independent registered public accounting firm, we do not intend to bring any other matters to be voted on at the meeting. We are not currently aware of any other matters that will be presented by others for action at the meeting. If, however, other matters are properly presented at the meeting and you have signed and returned your proxy card, the proxies will have discretion to vote your shares on such matters to the extent authorized under the Exchange Act.

Stockholder Communications with the Board of Directors

Historically, we have not adopted a formal policy for stockholder communications with the Board. Nevertheless, we do have a process by which stockholders can send communications to the Board and every effort has been made to ensure that the Board or individual Directors, as applicable, hear the views of stockholders so that appropriate responses can be provided to stockholders in a timely manner. Any matter intended for the Board, or for any individual member or members of the Board, should be directed to our Senior Vice President, General Counsel, Chief Compliance & Ethics Officer and Secretary, George H. Cave, at the address of our principal offices with a request to forward the same to the intended recipient. Substantive communications will generally be forwarded to the Board.

Stockholder Nominations and Proposals

Stockholders may present, and our Corporate Governance and Nominating Committee will consider, proposals for action at a future meeting if they comply with our bylaws and Commission rules. Subject to advance notice provisions contained in our bylaws, a stockholder of record may propose the nomination of someone for election as a Director by timely written notice to our Secretary. Generally, a notice is timely if received by our Secretary not less than 90 or more than 120 days before the date of the annual meeting. If, however, the date of the annual meeting has not been publicly disclosed or announced at least 105 days in advance of the annual meeting, then our Secretary must have received the notice within 15 days of such initial public disclosure or announcement. The notice must set forth: (i) with respect to each person whom such stockholder proposes to nominate for election or re-election as a Director, all information relating to such person as would be required to be disclosed under federal securities laws in a proxy statement relating to the election of Directors (including such person’s written consent to being named in the proxy statement as a nominee); (ii) the name and address of the nominating stockholder, as they appear on our books; and (iii) the class and number of shares that are owned beneficially and of record by the nominating stockholder on the date of the notice. In addition, not more than ten days after a request from our Secretary, the nominating stockholder must furnish to the Secretary such additional information as the Secretary may reasonably require. A nomination that does not comply with the above procedure will be disregarded.

Under the Commission rules, stockholder proposals for the 2012 Annual Meeting must be received at our principal executive offices, 5005 E. McDowell Road, Phoenix Arizona 85008, not later than December 3, 2011 to be considered for inclusion in next year’s proxy statement. Proposals to be presented at the Annual Meeting that are not intended for inclusion in the proxy statement must be submitted in accordance with applicable advance notice provisions of our bylaws. You may contact our Secretary at the principal executive offices to request a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals. Generally, our bylaws provide that a stockholder may sponsor a proposal to be considered at the annual meeting if written notice of such proposal is timely received by our Secretary. Generally, a notice is timely given if received by our Secretary not less than 90 or more than 120 days before the date of the annual meeting. If, however, the date of the annual meeting has not been publicly disclosed or announced at least 105 days in advance of the annual meeting, then our Secretary must have received the notice within 15 days of such initial public disclosure or announcement.

The notice must set forth: (i) as to each matter the sponsoring stockholder proposes to bring before the annual meeting, a brief description of the proposal desired to be brought before the meeting and the reasons for conducting such business at the annual meeting; (ii) the name and address of the sponsoring stockholder as they appear on our books; (iii) the class and number of shares that are owned beneficially and of record by the sponsoring stockholder on the date of the notice; and (iv) any material interest of the sponsoring stockholder in such proposal. In addition, not more than ten days after a request from our Secretary, the sponsoring stockholder must furnish to the Secretary such additional information as the Secretary may reasonably require. A proposal that does not comply with the above procedure will be disregarded.

If we do not receive notice of any proposal within the time frame specified by our applicable advance notice provisions of our bylaws, our management will use its discretionary authority to vote the shares subject to the proxy as the Board may recommend.

Stockholders are urged to vote their shares as more fully described in the proxy card and above in this proxy statement under the heading “Proxy Statement.” Your prompt response is appreciated.

GEORGE H. CAVE
Senior Vice President, General Counsel, Chief Compliance & Ethics Officer and Secretary
Dated: April 1, 2011

Stockholders who wish to view the Company’s Proxy Statement

and Annual Report on the Internet, including those stockholders who have elected to receive these materials electronically,

can view the 2011 Annual Meeting materials by directing their

Internet browser to www.onsemi.com/annualdocs

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — ON SEMICONDUCTOR CORPORATION

Meeting Details

Description – 2011 Annual Meeting of Stockholders

Date & Time – May 11, 2011 at 8:30 a.m. (local time)

Location – The Company’s Principal Offices at 5005 East McDowell Road, Phoenix, AZ 85008

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE 2011 ANNUAL MEETING OF STOCKHOLDERS

I appoint J. Daniel McCranie, Keith D. Jackson and George H. Cave, individually and together, proxies with full power of substitution, to vote all my shares of common stock of ON Semiconductor Corporation (the “Company”) which I have the power to vote, at the Annual Meeting of Stockholders to be held at the Company’s principal offices at 5005 East McDowell Road, Phoenix, AZ 85008 on May 11, 2011, at 8:30 a.m. local time and at any adjournments or postponements of the meeting. I revoke any proxy previously given and acknowledge that I may revoke this proxy prior to its exercise.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED. IF NO SUCH DIRECTIONS ARE INDICATED, THE SHARES WILL BE VOTED AS FOLLOWS: (1) “FOR” THE ELECTION OF EACH CLASS III DIRECTOR NOMINEE; (2) “FOR” THE ADVISORY (NON-BINDING) VOTE ON EXECUTIVE COMPENSATION; (3) A FREQUENCY OF “ONE YEAR” FOR THE ADVISORY (NON-BINDING) VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION; AND (4) “FOR” THE RATIFICATION OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM. The proxies may vote according to their discretion on any other matter which may properly come before the meeting.

YOUR VOTE IS IMPORTANT. PLEASE SIGN AND DATE THE OTHER SIDE OF THIS PROXY CARD AND RETURN IT PROMPTLY USING THE ENCLOSED ENVELOPE.

(Continued and to be signed on reverse side.)

Electronic Voting Instructions
You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on May 11, 2011.
Vote by Internet
• Log on to the Internet and go to www.investorvote.com/ONNN
• Follow the steps outlined on the secured website.
Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒	• Follow the instructions provided by the recorded message.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR each of the listed director nominees, FOR Proposals 2 and 4
	and a frequency of one year for Proposal 3.											+
1.	ELECTION OF TWO CLASS III DIRECTORS - Nominees: 01 - Keith D. Jackson 02 - Phillip D. Hester
	☐ Mark here to vote FOR all nominees	☐	Mark here to WITHHOLD vote from all nominees
					01	02
	☐	For All EXCEPT - To withhold a vote for one nominee, mark the box to the left and the corresponding numbered box to the right			☐	☐
			For	Against	Abstain				1 Yr	2 Yrs	3 Yrs	Abstain
2.	ADVISORY (NON-BINDING) VOTE ON EXECUTIVE COMPENSATION		☐	☐	☐		3.	ADVISORY (NON-BINDING) VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION	☐	☐	☐	☐
			For	Against	Abstain
4.	RATIFY PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM		☐	☐	☐

B	Non-Voting Items

Change of Address — Please print new address below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

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